Exhibit 10.1

EXECUTION VERSION

TERM LOAN AND SECURITY AGREEMENT

by and among

STRAWBERRY FIELDS REALTY LP

together with any Person that may from time to time

hereafter become party hereto as a Borrower,

collectively, Borrower,

and

POPULAR BANK,

as Agent and Lender

Dated as of June 18, 2026

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	7.4	Financial Data	34
	7.5	Collateral	34
	7.6	Solvency	34
	7.7	Principal Place of Business	35
	7.8	Other Names	35
	7.9	Tax Liabilities	35
	7.10	Loans	35
	7.11	Margin Securities	35
	7.12	Subsidiaries	35
	7.13	Litigation and Proceedings	35
	7.14	Other Agreements	35
	7.15	Compliance with Laws and Regulations	36
	7.16	Intellectual Property	36
	7.17	Environmental Matters	36
	7.18	Disclosure	36
	7.19	Real Estate Ownership	37
	7.20	Perfected Security Interests	37
	7.21	Offenses and Penalties Under the Medicare/Medicaid Programs	37
	7.22	Medicaid/Medicare and Private Insurance/Managed Care Contracts	37
	7.23	Broker’s Fees	38
	7.24	Investment Company Act	38
	7.25	Anti-Money Laundering Laws	38
	7.26	Absence of Foreign or Enemy Status	38
	7.27	Real Estate Leases	38
	7.28	Restrictive Provisions	39
	7.29	Reserved	39

8.	AFFIRMATIVE COVENANTS		39
	8.1	Reports, Certificates and Other Information	39
	8.2	Inspection; Audit Fees	42
	8.3	Conduct of Business	42
	8.4	Claims and Taxes	43
	8.5	State of Formation	43
	8.6	Liability Insurance	43
	8.7	Property Insurance	43
	8.8	Environmental	44
	8.9	Banking Relationship	45
	8.10	Intellectual Property	45
	8.11	Change of Location; Etc	45
	8.12	Health Care Related Matters	45
	8.13	Other Health Care Matters	46
	8.14	Single Purpose Entity Provisions	46
	8.15	Further Assurances	47
	8.16	Reappraisal and Rightsizing	47

9.	NEGATIVE COVENANTS		48
	9.1	Encumbrances	48
	9.2	Indebtedness	48
	9.3	Consolidations, Mergers or Acquisitions	49

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	9.4	Investments or Loans	49
	9.5	Guarantees	50
	9.6	Disposal of Property	50
	9.7	Use of Proceeds	50
	9.8	Loans to Officers; Consulting Fees	50
	9.9	Dividends and Stock Redemptions	50
	9.10	Payments in Respect of Subordinated Debt	51
	9.11	Transactions with Affiliates	51
	9.12	Change in Nature of Business	51
	9.13	Other Agreements	51
	9.14	Real Estate Leases; Management Services Agreement	52
	9.15	State of Formation	52
	9.16	Environmental	52
	9.17	Financial Covenants	52
	9.18	Fiscal Year	52
	9.19	Tax Election	53

10.	DEFAULT, RIGHTS AND REMEDIES OF THE LENDERS		53
	10.1	Event of Default	53
	10.2	Acceleration	56
	10.3	Rights and Remedies Generally	57
	10.4	Entry Upon Premises and Access to Information	57
	10.5	Sale or Other Disposition of Collateral by the Agent	58
	10.6	Waiver of Demand	58
	10.7	Waiver of Notice	58
	10.8	Advice of Counsel	58
	10.9	Special Right to Cure with respect to Facility Defaults	59

11.	MISCELLANEOUS		59
	11.1	Waiver	59
	11.2	Costs and Attorneys’ Fees	60
	11.3	Expenditures by the Agent or Lenders	61
	11.4	Custody and Preservation of Collateral	62
	11.5	Reliance by the Agent and Lenders	62
	11.6	Assignability; Parties	62
	11.7	Severability; Construction	62
	11.8	Application of Payments	62
	11.9	Marshalling; Payments Set Aside	63
	11.10	Sections and Titles; UCC Termination Statements; Mortgage Releases	63
	11.11	Continuing Effect; Inconsistency	63
	11.12	Notices	63
	11.13	Equitable Relief	64
	11.14	Entire Agreement	64
	11.15	Participations and Assignments	64
	11.16	Indemnity	65
	11.17	Representations and Warranties	65
	11.18	Counterparts; Facsimile	65
	11.19	Limitation of Liability of Agent and Lenders	65
	11.20	Borrower Authorizing Accounting Firm	66

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	11.21	Confidentiality	66
	11.22	Customer Identification-USA Patriot Act Notice	67
	11.23	SUBMISSION TO JURISDICTION	67
	11.24	GOVERNING LAW	68
	11.25	JURY TRIAL	68
	11.26	JOINT AND SEVERAL LIABILITY	68

12.	AGENCY		70
	12.1	Appointment and Authorization	70
	12.2	Delegation of Duties	71
	12.3	Exculpation of Agent	71
	12.4	Reliance by Agent	71
	12.5	Notice of Default	72
	12.6	Credit Decision	72
	12.7	Indemnification	73
	12.8	Agent in Individual Capacity	73
	12.9	Successor Agent	73
	12.10	Collateral Matters; Restriction on Lenders	74
	12.11	Agent May File Proofs of Claim	75
	12.12	Other Agents; Arrangers and Managers	75
	12.13	Payments to the Agent	76
	12.14	Defaulting Lender	76
	12.15	Inspection Deliveries	77
	12.16	Conflict with Financing Agreements	77
	12.17	Application of Law	77

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TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of June 18, 2026, is by and among STRAWBERRY FIELDS REALTY LP, a Delaware limited partnership (together with any Person that may from time to time hereafter become party hereto as a Borrower, individually and collectively, the “Borrower”), POPULAR BANK, a New York State chartered commercial bank in its individual capacity as a lender (“Popular Bank”), the other financial institutions that are or may from time to time become party hereto (together with Popular Bank, collectively, the “Lenders”), and POPULAR BANK, a New York State chartered commercial bank in its capacity as administrative agent for the Lenders (together with its successors and assigns, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that Lenders provide the Borrower with a term loan; and

WHEREAS, the Lenders are willing to make a term loan to the Borrower, upon the terms and provisions and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Agent and Lenders, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1. DEFINITIONS.

1.1 General Terms. When used herein, the following terms shall have the following meanings:

“Account Debtor” means the Person who is obligated on or under an Account.

“Accounts” means “accounts” as defined in the Code, including, without limitation, (i) the third party reimbursable portion of accounts receivable owing to the Borrower or arising out of the delivery by the Borrower of healthcare, ancillary healthcare or other professional services and/or the sale or lease of goods related to any of such services (whether such services are supplied by the Borrower or a third party), (ii) all rights to reimbursement under any agreement with an Account Debtor and (iii) all present and future accounts receivable and other rights of the Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

“Adjustment” means the difference (which may be positive or negative value or zero) between (a) the average Term SOFR Rate for the Interest Periods contained in the 365 day period immediately prior to the date of notice by the Agent of a Benchmark Transition Event and (b) the average Daily Simple SOFR for the 365 day period immediately prior to the date of notice by the Agent of a Benchmark Transition Event.

“Advance” means, individually or collectively as the context may require, the Term Loan.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, members, directors, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

“Agency Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and among the Borrower and the Agent.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” means this Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means two hundred seventy-five (275) basis points.

“Applicable State” means the States of Illinois, Indiana, Kentucky, Ohio, Missouri, Oklahoma and Texas.

“Assignment of Leases and Rents” means each of those certain Assignment of Leases and Rents made by the applicable Real Estate Company dated of even date herewith in favor of the Agent on behalf of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Authorized Manager/Officer” shall mean a member, manager, director, officer, or authorized representative, in each case as applicable, of Borrower that has authority to sign and enter into agreements, instruments or other documents on behalf of the Borrower, and that such signature shall be binding on Borrower, as evidenced by resolution or written consent of the members, managers or directors of Borrower.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrower with Popular Bank or any Affiliate of Popular Bank concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower to the Popular Bank or any Affiliate of Popular Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to the Borrower by Popular Bank or any Affiliate of Popular Bank including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

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“Benchmark” means the Term SOFR Rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means the sum of: (a) Daily Simple SOFR and (b) the Adjustment. If the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Agreement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability or removal of any tenor or interest period, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent, in such a manner as Agent, decides is reasonably necessary in connection with this Agreement and the other Financing Agreement.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all tenors of the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the New York Federal Reserve Bank, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that the Benchmark (or such component thereof) is no longer representative.

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“Blocked Persons Lists” shall have the meaning ascribed to such term in Section 7.25 hereof.

“Board of Directors” means, as to any Person, the board of directors (or comparable management body such as the managing members or managers of a limited liability company) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable management body such as the managing members or managers of a limited liability company).

“Borrower(s)” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” means any day of the year that is not a Saturday, Sunday or other day on which commercial banks in New York City or Puerto Rico are authorized or required by law to remain closed; provided that, when used in connection with the determination of the Term SOFR Rate, the term “Business Day” means a U.S. Government Securities Business Day.

“BVI Dissolution Date” means shall mean the date upon which Strawberry Fields REIT, LTD has been formally dissolved.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Change of Control” means the occurrence of any of the following events:

(i) the failure of Strawberry Fields to be the general partner of Borrower;

(ii) prior to the BVI Dissolution Date, Borrower fails to own 100% of the Capital Securities of Strawberry Fields REIT, LTD or Strawberry Fields REIT, LTD fails to own 100% of the Capital Securities of each Real Estate Company;

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(iii) from and after the BVI Dissolution Date, Borrower fails to own 100% of the Capital Securities of each Real Estate Company;

(iv) the failure of Moishe Gubin to be a voting member of the Board of Directors of each of Strawberry Fields and, prior to the BVI Dissolution Date, Strawberry Fields REIT, LTD;

(v) the failure of Moishe Gubin to be the chairman of Borrower; or

(vi) any Person or two or more Persons acting in concert (other than Moishe Gubin or Michael Blisko, or any Affiliate or other Person controlled by Moishe Gubin, Michael Blisko or either’s spouse or children), shall have acquired beneficial ownership, directly or indirectly, in the Capital Securities of Strawberry Fields (or other securities convertible into such Capital Securities) representing 40% or more of the combined voting power of all Capital Securities of Strawberry Fields entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Strawberry Fields.

“Closing Date” means June 18, 2026.

“CME Term SOFR Reference Rates” means the forward-looking term rates based on the secured overnight financing rate published by the Relevant Government Body and administered by CME Group Benchmark Administration Limited (or any successor selected or recommended by the Relevant Government Body).

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.

“Code” means the Uniform Commercial Code as adopted in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Computation Period” means the last day of each Fiscal Quarter.

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“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Term Loan Commitment shall terminate pursuant to Section 10.2 hereof, and (iii) such other date as is mutually agreed in writing between the Borrower and the Agent (with the consent of the Required Lenders).

“Daily Simple SOFR” means, for any day, the rate per annum equal to the secured overnight financing rate published by the Relevant Government Body and quoted as the “United States SOFR Secured Overnight Financing Rate” on the Bloomberg Professional Service Screen under the ticker “SOFRRATE Index” (or on any successor substitute page or service providing quotations of the secured overnight financing rate as determined by the Agent from time to time) for the day (such day, an “DSS Interest Determination Date”) that is two (2) Business Days prior to such day (or if the secured overnight financing rate cannot be ascertained for any such DSS Interest Determination Date, then the first Business Day preceding such DSS Interest Determination Date for which the secured overnight financing rate is available, provided that such first preceding Business Day shall not be more than three (3) Business Days prior to the DSS Interest Determination Date). In no event shall the Daily Simple SOFR Rate with respect to any Advance be less than 0.01% per annum. Any change in the Daily Simple SOFR Rate shall be effective from and including the date of such change.

“Debt Service Schedule” means a listing of principal and interest payments of Strawberry Fields and its subsidiaries for the applicable Fiscal Year.

“Default” means an event which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.

“Default Rate” shall have the meaning ascribed to such term in Section 2.4(d) hereof.

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“Defaulting Lender” means any Lender that (a) has failed to fund its portion of the Term Loan required to be funded by it hereunder on the Closing Date, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has become the subject of a bankruptcy or insolvency proceeding.

“Deposit Accounts” means any deposit, securities, operating, lockbox, cash collateral and blocked account, together with any funds, instruments, or other items credited to any such account from time to time, and all interest earned thereon.

“EBITDA” means, with respect to Strawberry Fields and its subsidiaries, the net income of Strawberry Fields and its subsidiaries on a consolidated basis before nonrecurring items (in accordance with GAAP and as agreed to by the Agent), cash interest, income taxes, depreciation and amortization all as determined in accordance with GAAP, consistently applied.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated of even date herewith by the Borrower and each Guarantor in favor of the Agent for the benefit of Lenders, as the same may be amended, reaffirmed, modified or supplemented from time to time in accordance with the terms and provisions of this Agreement.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to the Borrower and its business, assets and property, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.

“Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to the Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the Borrower which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.

“Equipment” means “equipment” as defined in the Code that is owned by the Borrower, including, without limitation, any and all of the Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on the Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by the Borrower.

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“Equity Pledge Agreement” means that certain Pledge Agreement by Pledgor in favor of the Agent for the benefit of Lenders dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement.

“Event of Default” shall have the meaning ascribed to such term in Section 10.1 hereof.

“Excluded Swap Obligation” means, with respect to any guarantor of the Liabilities, any Swap Obligation if, and to the extent that, the applicable guaranty or collateral pledge provided by such Person with respect to the Liabilities becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such applicable guaranty or pledge agreement or similar collateral document becomes effective with respect to such Swap Obligation, but such exclusion shall only be effective for so long as the applicable guaranty or collateral pledge would otherwise be so illegal.

“Existing Loan Agreements” means, collectively, (i) that certain Term Loan and Security Agreement, dated as of March 18, 2022, (ii) that certain Term Loan and Security Agreement, dated as of August 25, 2023, and (iii) that certain Term Loan and Security Agreement, dated as of December 19, 2024, by and among Borrower, certain Real Estate Companies party thereto, Agent and Lender, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Exit Fee” means, (i) from the Closing Date up through and including the date that is the one (1) year anniversary of the Closing Date, an amount equal to three percent (3.00%) of the Term Loan Commitment, (ii) from the day after the one (1) year anniversary of the Closing Date up through and including the date that is the two (2) year anniversary of the Closing Date, an amount equal to two percent (2.00%) of the Term Loan Commitment, and (iii) from the day after the two (2) year anniversary of the Closing Date to the Credit Termination Date, one percent (1.00%).

“Extension Effective Date” shall have the meaning ascribed to such term in Section 2.13 hereof.

“Facility” means, individually and collectively, each of the Facilities identified on Schedule 1 attached hereto and located on the applicable Real Estate.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the rate for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” or, if not published by 3:00 p.m., New York City time on such day (or if such day is not a Business Day, on the immediately preceding Business Day), the rate on such day as published in Composite Quotations under the heading “Federal Funds/Effective Rate.” In the event that such rate is not published in either H.15(519) or Composite Quotations by 3:00 p.m. New York City time, on such day (or if such day is not a Business Day, for the immediately preceding Business Day) the Federal Funds Effective Rate will be the arithmetic mean of the rates as of 9:00 a.m., New York City time on such day for the last transaction in overnight Dollar federal funds arranged by three leading brokers of federal funds transactions in the City of New York selected by the Agent.

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“Financing Agreements” means the Term Loan Note, the Guaranty, the Mortgage, the Assignment of Leases and Rents, any Hedging Agreement (if any), any Bank Product Agreement, the Subordination Agreements, the Equity Pledge Agreement, the Environmental Indemnity Agreement, the Perfection Certificate, the Agency Fee Letter, and any other instrument, document or agreement executed or delivered in connection with this Agreement or any of the foregoing, in each case evidencing, securing or relating to the Term Loan and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, each Guarantor, each Pledgor, any Affiliate, or any other Person, and delivered to or in favor of the Agent for the benefit of Lenders, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time in accordance with the terms and provisions of this Agreement.

“First Extended Maturity Date” shall have the meaning ascribed to such term in Section 2.13 hereof.

“Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR Rate.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

“General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of the Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by the Borrower (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, tradenames, trademarks and all goodwill symbolized thereby and relating thereto, tradestyles, trade secrets, registrations, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of the Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of Borrower’s Accounts, and, to the maximum extent permitted by applicable law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.

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“Guarantor(s)” means, individually and collectively, each guarantor party to a Guaranty, including, without limitation, each Real Estate Company and Strawberry Fields.

“Guaranty” means, individually and collectively, that certain (i) Guaranty and Security Agreement, dated of even date herewith, by the Real Estate Companies in favor of the Agent for the benefit of Lenders (the “Guaranty and Security Agreement”), and (ii) Guaranty, dated of even date herewith, made by Strawberry Fields in favor of the Agent for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement.

“Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement or any other so-called “swap” agreement, or similar arrangement entered into at any time (if any) with the intent of protecting against fluctuations in interest rates, between the Borrower and Popular Bank (or any other Lender approved by Agent) relating to any of the Liabilities, as the same may be modified, supplemented or amended from time to time in accordance with the terms and provisions of this Agreement.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HUD” shall mean the United States Department of Housing and Urban Development.

“HUD Refinancing” shall mean a repayment of the Term Loan with funds provided by HUD or guaranteed by HUD.

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“Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money (including, without limitation, the Liabilities and all subordinated indebtedness), (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all obligations or liabilities created or arising under any conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower even though the rights and remedies of the seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities and deferred taxes, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, and (h) all other indebtedness, liabilities and obligations of such Person, now or hereafter owing, due or payable, however evidenced, created, incurred or owing and however arising, due or owing to any Person or otherwise which under GAAP should be reflected on a balance sheet, including without limitation, Capitalized Lease Obligations, Hedging Obligations and Contingent Liabilities.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 11.16 hereof.

“Interest Period” means a period of one (1) month commencing on the first (1st) day of each month, provided that: (i) the initial Interest Period shall commence on the date of the initial Advance hereunder and shall end on the last day of such Interest Period; (ii) if an Advance is made on a day that is not the first day of an Interest Period, then the applicable Term SOFR Rate for such Advance shall be the Term SOFR Rate that was applicable on the first day of the Interest Period during which such Advance is made and such Term SOFR Rate shall remain in effect until and including the last day of such Interest Period; (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (iv) no Interest Period with respect to any Advance shall extend beyond its maturity date.

“Inventory” means “inventory” as defined in the Code, including, without limitation, any and all inventory and goods of the Borrower, wheresoever located, whether now owned or hereafter acquired by the Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in the Borrower’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Borrower.

“Liabilities” means any and all of the Borrower’s liabilities, obligations and Indebtedness to the Agent and Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, fees, costs, expenses, and/or indemnification, and obligations of performance and all Bank Product Obligations) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all the Borrower’s Indebtedness, liabilities and obligations to the Agent and Lenders under this Agreement (whether relating to the Term Loan or otherwise) or the Financing Agreements to which the Borrower is a party (including, without limitation, the Hedging Agreement) but excluding any Excluded Swap Obligation, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.

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“Lien” means any lien, security interest, mortgage, deed of trust, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.

“LLC Division” shall mean, in the event a Borrower or any Guarantor is a limited liability company, (a) the division of any such Borrower or any Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or such Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable governmental authority that results or may result in, any such division.

“Loan” means the Term Loan.

“Loan Account” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Loan Party” means, individually and collectively, Borrower and Guarantor.

“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

“Material Adverse Change” or “Material Adverse Effect” means either (a) the termination of any Operator or Operators continued participation in Medicare or Medicaid reimbursement program for any reason with respect to any Facility or Facilities constituting ten percent (10.00%) or more of the total revenue of all Facilities, (b) any government induced shut down of any Facility or a material decrease in census at any Facility or Facilities, or (c) any other change, event, action, condition or effect which, individually or in the aggregate, either (i) impairs the legality, validity or enforceability of this Agreement or any Financing Agreement, (ii) impairs the fully perfected first priority status of the Liens granted hereunder and under the Financing Agreements in favor of the Agent for the benefit of Lenders in the Collateral or the Real Estate or any other assets pledged in favor of Agent for the benefit of Lenders to secure the Liabilities or any portion thereof (subject only to the Permitted Liens), (iii) materially and adversely affects the business, property or assets (whether real or personal), operations, performance, or condition (financial or otherwise) of the Borrower taken as whole or any or all of the Collateral or the Real Estate, or the ability of the Borrower to repay the Liabilities when due or declared due and perform the Borrower’s obligations under this Agreement and the Financing Agreements to which it is a party, or (iv) materially and adversely affects the business, property or assets (whether real or personal), operations, performance, or condition (financial or otherwise) of any of the Guarantors, or the ability of any of the Guarantors to repay the Liabilities when due or declared due and perform such Guarantor’s obligations under its Guaranty and the Financing Agreements to which it is a party.

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“Maximum LTV” means, at any time, an amount equal to sixty-five percent (65.00%) of the loan to value on an appraised “leased fee” value basis as determined by Agent.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicaid Certification” means certification by the Applicable State Medicaid program that the Operator complies with all of the applicable requirements for participation set forth in the Medicaid Regulations.

“Medicaid Provider Agreement” means an agreement entered into with Applicable State Medicaid program, as applicable under which such Medicaid program agrees to pay for covered services provided by the Operator to Medicaid beneficiaries in accordance with the terms of such agreement and the Medicaid Regulations.

“Medicaid Regulations” mean collectively all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, any applicable department or agency of the Applicable State or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. §§ 1395 et seq.

“Medicare Certification” means certification of CMS or a state agency or entity under contract with CMS that the Operator complies with all of the applicable requirements for participation set forth in the Medicare Regulations.

“Medicare Provider Agreement” means an agreement entered into with CMS or a state agency under contract with CMS under which CMS agrees to pay for covered services provided by the Operator to Medicare beneficiaries in accordance with the terms of such agreement and the Medicare Regulations.

“Medicare Regulations” mean collectively all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).

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“Mortgage” means, individually and collectively, that certain (i) Mortgage, Security Agreement, Financing Statement, Assignment of Rents and Leases and Fixture Filing or (ii) Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Financing Statement made by the applicable Real Estate Company, dated of even date herewith, granting and conveying to the Agent for the benefit of Lenders a first mortgage Lien on the applicable Real Estate, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement.

“NOI” means the net operating income of Strawberry Fields and its subsidiaries on a consolidated basis consisting of rents received minus expenses incurred plus the sum of cash interest, depreciation and amortization, all as determined in accordance with GAAP, consistently applied.

“Non-Direct Obligations” shall have the meaning ascribed to such term in Section 11.26(f) hereof.

“Notice of Removal” shall have the meaning ascribed to such term in Section 2.7(d) hereof.

“Operator” means, individually and collectively, each Operator identified on Schedule 1 attached hereto.

“Paid in Full” or “Payment in Full” means (i) the indefeasible payment in full in cash of the Loan and all other Liabilities and (ii) termination of the Term Loan Commitment.

“Partial Release Transaction” shall have the meaning ascribed to such term in Section 2.14 hereof.

“Patriot Act” shall have the meaning ascribed to such term in Section 11.22 hereof.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date executed by the Borrower in favor of Agent.

“Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.

“Person” means any individual, sole proprietorship, partnership, cooperative, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Pledgor(s)” means each pledgor party under the Equity Pledge Agreement.

“Popular Bank” shall have the meaning set forth in the preamble to this Agreement.

“Property” means any and all real property owned, leased, sub-leased or used at any time by any Real Estate Company, including, without limitation, the Real Estate.

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“Real Estate” means, individually and collectively, each property identified on Schedule 1 attached hereto, which, in each case, is leased by the applicable Operator from the applicable Real Estate Company to operate the applicable Facility.

“Real Estate Company” means individually and collectively, each Real Estate Company identified on Schedule 1 attached hereto.

“Real Estate Company Collateral” means the “Collateral”, as such term is defined in the Guaranty and Security Agreement.

“Real Estate Leases” means, collectively, those certain lease agreements between each Real Estate Company, as landlord, and each Operator, as tenant, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms and provisions of this Agreement.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

“Relevant Government Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Required Lenders” means, as of any date of determination, if there are two (2) or more Lenders, Lenders holding sixty-six and two-thirds percent (66-2/3%) of the sum of the outstanding principal balance of the Term Loan provided, that the commitment of, and the portion of the Liabilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and any Lender and its Affiliates shall be counted as a single Lender for purposes of making a determination of Required Lenders.

“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

“Revolving Loan Agreement” shall mean that certain Revolving Loan and Security Agreement, dated as of the date hereof, by and among Borrower, Agent and Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Revolving Loan Guarantors” means the “Guarantors” as defined in the Revolving Loan Agreement.

“Revolving Loan Guaranty” shall mean that certain Guaranty, dated as of the date hereof, by Revolving Loan Guarantors in favor of Agent for the benefit of the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Revolving Loan Guaranty Liabilities” means the Revolving Loan Liabilities guaranteed by Revolving Loan Guarantors pursuant to the Revolving Loan Guaranty.

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“Revolving Loan Liabilities” means the “Liabilities” as defined in the Revolving Loan Agreement.

“Second Extended Maturity Date” shall have the meaning ascribed to such term in Section 2.13 hereof.

“Stated Maturity Date” means June 18, 2029, unless extended in accordance with Section 2.13, in which case the Stated Maturity Date will be the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, or, in any case, such earlier date on which the Term Loan, or the Liabilities become due and payable hereunder, whether by acceleration or otherwise.

“Strawberry Fields” means Strawberry Fields REIT, Inc., a Maryland corporation.

“Strawberry Fields Debt Service Coverage Ratio” means, for each Computation Period, the ratio of (i) NOI to (ii) the sum of (A) cash interest expense of Strawberry Fields and its subsidiaries on Indebtedness of Strawberry Fields and its subsidiaries, plus (B) regularly scheduled (but excluding stated maturity) principal payments of Strawberry Fields and its subsidiaries on a consolidated basis on Indebtedness of Strawberry Fields and its subsidiaries, plus (C) Capitalized Lease Obligations of Strawberry Fields and its subsidiaries on a consolidated basis, plus (D) any mortgage insurance premiums paid by Strawberry Fields and its subsidiaries to HUD, each to be paid during such period, all as determined in accordance with GAAP, consistently applied. The Agent, at its sole discretion, will allow one-time principal balloon payments of Indebtedness to be added back into the formula when appropriate.

“Strawberry Fields Debt to EBITDA Ratio” means an amount equal to the following for such Computation Period: the ratio of (a) Indebtedness as defined in subsection (a) of the definition of Indebtedness of Strawberry Fields and its subsidiaries on a consolidated basis for such period as of such day to (b) EBITDA of Strawberry Fields and its subsidiaries on a consolidated basis for such period ending on such day.

“Strawberry Fields Equity” means the total dollar value of equity owned by Strawberry Fields in each of its subsidiaries as set forth on the most recent balance sheet of Strawberry Fields, which is typically shown as shareholders equity on Strawberry Fields’ GAAP consolidated financials.

“Strawberry Fields Reorganization” means the transaction or series of related transactions consummated on or prior to December 31, 2026 pursuant to which Borrower shall (a) acquire one hundred percent (100%) of the issued and outstanding Capital Securities of each Real Estate Company and (b) dissolve Strawberry Fields REIT, LTD.

“Strawberry Fields REIT, LTD” means Strawberry Fields REIT, LTD, a British Virgin Islands limited company.

“Subordinated Debt” means any and all Indebtedness owing by the Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to the Lender in its sole and absolute determination.

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“Subordination Agreement” means any intercreditor and/or subordination agreement in form and substance satisfactory to Agent in its sole discretion by and among Borrower, a subordinating creditor and Agent, on behalf of the Lenders, pursuant to which subordinated debt is subordinated to the prior payment and satisfaction of the Liabilities and the Liens securing such subordinated debt, if any, granted by Borrower to such subordinated creditor are subordinated in any way to the Liabilities and the Liens created hereunder and under any other Financing Agreement.

“Swap Obligation” means any Hedging Agreement or related obligation that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall have the meaning ascribed to such term in Section 3.2 hereof.

“Term Loan” shall have the meaning ascribed to such term in Section 2.1(a) hereof.

“Term Loan Commitment” means each Lender’s commitment under Section 2.1 to make their portion of the Term Loan. The initial amount of each Lender’s Term Loan Commitment is set forth on the “Commitment Schedule” attached hereto as Annex A, or in an “Assignment and Assumption” agreement or similar agreement pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitment is One Hundred Million and No/100 Dollars ($100,000,000.00).

“Term Loan Note” and “Term Loan Notes” shall have the meanings ascribed to such terms in Section 2.1(b) hereof.

“Term SOFR Rate” means, for any Interest Period, the rate per annum equal to the CME Term SOFR Reference Rate for 1 month and quoted as “CME Term SOFR 1 Month” (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) on the Bloomberg Professional Service Screen under the ticker “SR1M Index” (or on any successor or substitute page or service providing quotations of such CME Term SOFR Reference Rate as determined by the Agent from time to time) for the day (such day, an “TS Interest Determination Date”) that is one Business Day prior to the first day of such Interest Period (or if such CME Term SOFR Reference Rate cannot be ascertained for any such TS Interest Determination Date, then the first Business Day preceding such TS Interest Determination Date for which such CME Term SOFR Reference Rate is available, provided that such first preceding Business Day shall not be more than three (3) Business Days prior to such TS Interest Determination Date). In no event shall the Term SOFR Rate with respect to any Advance for any Interest Period be less than 0.01% per annum.

“TS Interest Determination Date” shall have the meaning ascribed to such term in the definition of “Term SOFR Rate”.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP. If changes in GAAP shall be mandated by the Financial Accounting Standards Board or shall be recommended by the Borrower’s certified public accountants, and such changes would materially modify the interpretation or computation of the financial covenants set forth in Section 9.17 hereof at the time of execution hereof, then in such event such changes shall not be followed in calculating such financial covenant.

1.3 Others Defined in Code. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Code to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term “including” is not limiting, and means “including, without limitation”.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Financing Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Agreement or any Financing Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

2. TERM LOAN COMMITMENT; INTEREST; FEES.

2.1 Term Loan.

(a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, each Lender shall, immediately following the execution of this Agreement by the Borrower, Agent and the Lenders, severally and for itself alone, extend in one (1) advance a term loan (the “Term Loan”) to the Borrower in an aggregate principal amount equal to One Hundred Million and No/100 Dollars ($100,000,000.00). Commencing on August 1, 2026, principal payments (plus interest payments) in the amount sufficient to fully amortize the Term Loan over twenty-five (25) years shall be paid by the Borrower in consecutive monthly installments in the amount as set forth on the schedule below (which schedule may be supplemented by Agent to account for additional monthly payments until the Credit Termination Date), each payable on the first day of each calendar month and continuing on the first day of each calendar month thereafter through and including the Credit Termination Date.

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Month	Annual Principal Payments	Monthly Principal Payments
Year 1	$1,898,354.93	$158,196.24
Year 2	$1,991,964.48	$165,997.04
Year 3	$2,120,925.29	$176,743.77

A final installment of the aggregate unpaid principal balance of the Term Loan, together with interest accrued thereon, shall be payable on the Credit Termination Date. Any amounts paid or applied to the principal balance of the Term Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. Upon maturity, the outstanding principal balance of the Term Loan shall be immediately due and payable, together with any remaining accrued interest thereon, to Lenders by Borrower.

(b) The Term Loan shall be evidenced by one or more promissory notes (hereinafter, as the same may be amended, restated, supplemented or otherwise modified from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, individually and collectively, the “Term Loan Note” and also collectively referred to as the “Term Loan Notes”), duly executed and delivered by the Borrower, in form and substance reasonably acceptable to the Agent, with appropriate insertions, dated the Closing Date, payable to the order of each Lender in the principal amount of such Lender’s Term Loan Commitment. THE PROVISIONS OF THE TERM LOAN NOTE NOTWITHSTANDING, THE TERM LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE ON THE CREDIT TERMINATION DATE.

2.2 The Borrower’s Loan Account. The Agent, on behalf of each Lender, shall maintain a loan account (the “Loan Account”) on its books for the Borrower in which shall be recorded (a) the Loan made by each Lender to the Borrower pursuant to this Agreement, (b) all payments made by the Borrower on or with respect to the Loan, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement or under the Term Loan Note to repay the outstanding principal amount of the Loan together with all interest accruing thereon.

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2.3 Statements. The Loan to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to the Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on the Agent’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Agent and Lenders by the Borrower. From time to time, the Agent shall render to the Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.

2.4 Interest; Benchmark Replacement.

(a) Interest. The Borrower shall jointly and severally pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be Paid in Full, at a rate per annum equal to the greater of (i) at all times during each Interest Period for such Advance to the sum of the Term SOFR Rate for such Interest Period plus the Applicable Margin and (ii) five and one-half of one percent (5.50%), in each case payable monthly in arrears on the first (1st) day of each month during such periods and on the day such Advance is Paid in Full.

(b) Benchmark Replacement.

(i) Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Financing Agreement, upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the Benchmark for all purposes hereunder and under any Financing Agreement in respect of the Benchmark setting at or after 5:00 p.m. (Puerto Rico time) on the fifth (5th) Business Day after the date notice of the Benchmark Replacement is provided to the Borrower and the Lenders by the Agent without any amendment to, or further action or consent of the Borrower or any other party to, this Agreement or any other Financing Agreement.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of the Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Agreement.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of the Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower or any other party to this Agreement or any other Financing Agreement.

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(d) Following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, the Borrower agrees to pay to the Agent for the benefit of Lenders interest on the outstanding principal balance of the Loan at the per annum rate of five percent (5.00%) plus the rate otherwise payable hereunder with respect to the Term Loan (the “Default Rate”).

(e) Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. If any payment of principal of, or interest on, the Term Loan Note falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.

2.5 Method for Making Payments. All payments that the Borrower is required to make to the Agent or Lenders under this Agreement or under any of the other Financing Agreements shall be joint and several and shall be made in immediately available funds not later than 1:00 p.m. (New York time) on the date of payment at the Agent’s office at Popular Bank, P.O. Box 4601, Oak Park, IL 60303-4601, or at such other place as the Agent directs in writing from time to time, or, in the Agent’s sole and absolute discretion after the occurrence and during the continuance of any Event of Default, by appropriate debits to the Loan Account. Borrower hereby irrevocably authorizes and instructs Agent to direct debit any of Borrower’s operating accounts with Popular Bank for all principal, interest, fees and expenses due hereunder with respect to the Loan and the Liabilities. Payments made after 1:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day.

2.6 Term of this Agreement. The Borrower shall have the right to terminate this Agreement following prepayment of all of the Liabilities as provided under Section 2.7 hereof; provided, however, that all of the Lenders’ rights and remedies under this Agreement and the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities have been Paid in Full (including, without limitation, all default interest and all interest accrued after commencement of any insolvency or bankruptcy proceeding, whether or not the foregoing would be or is allowed or disallowed in whole or in part in any such insolvency or bankruptcy proceeding), and the Borrower requests in writing that the Term Loan Commitment be terminated. In addition, the Liabilities may be accelerated as set forth in Section 10.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities shall have been indefeasibly paid and satisfied, the Agent, on behalf of the Lenders, shall be entitled to retain its Liens in and to all existing and future Collateral and the Borrower shall continue to remit collections of Accounts of the Borrower and proceeds as provided herein.

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2.7 Optional Prepayment; Mandatory Prepayment.

(a) The Borrower may, at its option, permanently prepay, at any time during the term of this Agreement all or any portion of the Term Loan, subject to the following conditions: (i) not less than ten (10) days prior to the date upon which the Borrower desires to make such prepayment, Borrower shall deliver to the Agent a written notice of its intention to prepay all or such portion of the Term Loan, which notice shall be irrevocable and state the amount of the prepayment and the prepayment date, (ii) the Borrower shall jointly and severally pay to the Agent for the benefit of the Lenders applicable Term SOFR Rate breakage fees, if any, and (iii) Borrower shall jointly and severally pay any amounts due under Section 3 in connection with such prepayment or due under any Hedging Agreement, including, but not limited to, any penalties resulting from the early termination of any Hedging Agreement, (iv) Borrower shall pay to Agent the Exit Fee, if applicable, and (v) provided that (1) no Default or Event of Default shall occur and be continuing, (2) immediately after giving effect to such prepayment, the remaining balance of the Term Loan shall not exceed sixty-five percent (65%) of the appraised “leased fee” value of the remaining Facility or Facilities as determined by an appraisal satisfactory to the Agent (which shall be set forth on a new appraisal if such prepayment occurs after the three year anniversary of the Closing Date), and (3) the amount of the Term Loan which is being prepaid is at least the greater of (x) one hundred percent (100%) of the amount of the Term Loan which was original allocated to the Facility or Facilities as set forth on Schedule 2.7(a) being released and (y) 100% of the HUD Refinancing allocated to the Facility or Facilities being refinanced, the Agent shall release its Lien on the Real Estate and Real Estate Company Collateral comprising such Facility or Facilities, and shall also release any Real Estate Company that is the owner of such Facility from all Guaranteed Liabilities under the Guaranty and Security Agreement and any other Financing Agreement to which such Real Estate Company is a party. When the Term Loan is permanently repaid in whole for any reason and at any time (whether by voluntary prepayment by Borrower, by reason of the occurrence of an Event of Default, upon the maturity of the Term Loan or otherwise) with funds provided by any Person, the Borrower shall jointly and severally pay to the Agent as compensation for the cost of the Agent making funds available to the Borrower under this Agreement, an Exit Fee, if applicable. Agent agrees that no Exit Fee will be charged to Borrower following the three

(3) year anniversary of the Closing Date.

(b) If at any time following the Closing Date (and provided the Borrower fails to comply with the financial covenants set forth in Section 9.17 hereof), the Agent elects to appraise the Real Estate and/or the Facility (the costs of which shall be borne by the Borrower) and the result of such appraisal is such that the outstanding Term Loan exceeds sixty- five percent (65.00%) of the loan to value on an appraised “leased fee” value basis as determined by Agent, then within thirty (30) days after completion of such appraisal, the Borrower shall prepay that portion of the Term Loan necessary to cause such loan to value requirements to be satisfied.

(c) Optional and mandatory prepayments of the Term Loan shall be applied against installments payable under the Term Loan Note in the inverse order of maturity. Amounts prepaid on account of the Term Loan may not be reborrowed.

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(d) If at any time during the term of this Agreement a Facility is subject to any material litigation (which (i) is not covered by insurance and (ii) the Borrower is not actively contesting in good faith) or other material dispute (including any threat of investigation) or any Operator or Facility loses its operating license or any material permit required for the operation of the Facility, in each case as determined by the Agent, then Agent may require Borrower to remove such Facility from this Agreement and replace it with a new Facility acceptable to the Agent within sixty (60) days of Agent providing Borrower with written notice thereof (which may be provided via e-mail) (“Notice of Removal”); provided, that promptly (but no later than three (3) Business Days) upon Notice of Removal, Borrower shall deposit cash in a blocked account that is pledged in favor of the Agent in an amount equal to the portion of the Term Loan attributable to such Facility as determined by Agent and in the event such Facility is not replaced within sixty (60) days of the Notice of Removal, Agent shall apply such cash in the pledged blocked account to pay down such portion of the outstanding balance of the Term Loan. Agent agrees that no Exit Fee shall be charged in connection with such prepayment. For the avoidance of doubt, with respect to any new Facility, Borrower shall deliver to Agent such amendments, joinders, certificates, lien searches, appraisals and such other due diligence requirements Agent deems reasonably necessary at the sole cost and expense of Borrower. This provision shall in no way restrict or limit the Agent’s rights under this Agreement with respect to the occurrence of any Default or Event of Default.

2.8 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Agent and Lenders may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Agent (or otherwise at the direction of the Required Lenders in writing) either be refunded to the Borrower or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrower hereunder exceed the maximum rate allowed by applicable law, and Borrower shall not have any action against Agent or the Lenders for any damages arising out of the payment or collection of any such excess interest.

2.9 Setoff. (a) Borrower agrees that Agent and Lenders have all rights of setoff and banker’s liens provided by applicable law. The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Agent or the Lenders, or (ii) an Event of Default shall have occurred and be continuing, then each Lender or the holder of the Term Loan Note issued hereunder, in its sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Lender or such holder. Agent or Lenders will use commercially reasonable best efforts to notify Borrower after exercising their rights of setoff but failure to do so shall not result in any liability for Agent and/or Lenders.

(b) Without limitation of Section 2.9(a) hereof, the Borrower agrees that, upon and after the occurrence and during the continuance of any Event of Default, the Agent is hereby authorized, at any time and from time to time, without prior written notice to the Borrower, (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Agent or Lenders are obligated to pay over to the Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Agent for the benefit of Lenders as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Agent in its sole discretion may elect.

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(c) The rights of the Agent and the Lenders under this Section 2.9 are in addition to all other rights and remedies which the Agent and Lenders may otherwise have in equity or at law.

(d) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (i) principal of or interest on the Term Loan or (ii) other recoveries obtained by all Lenders on account of principal of and interest on the Loan (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loan held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

2.10 Termination of Loan. The Term Loan and other Liabilities may, at Agent’s and Lender’s (as applicable) sole option, become immediately due and payable, without presentment of any kind in the event of an Event of Default described in Section 10.1.

2.11 Fees. On the Closing Date and at the times set forth in the Agency Fee Letter, Borrower shall pay to Agent such fees in the amounts set forth in the Agency Fee Letter.

2.12 Late Charges. In addition to any other rights granted to the Agent and Lenders hereunder, if any installment under the Term Loan Note is more than ten (10) days past due, then the Agent for the benefit of the Lenders shall have the right to collect a charge equal to the greater of Ten and No/100 Dollars ($10.00) or five percent (5.00%) of the late payment for the month in which it is late. This charge is a result of a reasonable endeavor by the Borrower, Agent and the Lenders to estimate the Lenders’ added costs and damages resulting from the Borrower’s failure to make timely payments under the Term Loan Note; hence the Borrower agrees that the charge shall be presumed to be the amount of damage sustained by the Agent and Lenders since it is extremely difficult to determine the actual amount necessary to reimburse the Agent and the Lenders for damages.

2.13 Extension of Maturity Date. At the election of the Borrower (a) (which election shall be not less than sixty (60) days and no more than ninety (90) days prior to the initial Stated Maturity Date), the initial Stated Maturity Date will be extended to June 18, 2030 (the earlier of such date and the date the Liabilities are accelerated in accordance herewith being hereinafter referred to as the “First Extended Maturity Date”), and (b) (which election shall be not less than sixty (60) days and no more than ninety (90) days prior to the First Extended Maturity Date), the First Extended Maturity Date will be extended to June 18, 2031 (the earlier of such date and the date the Liabilities are accelerated in accordance herewith being hereinafter referred to as the “Second Extended Maturity Date”), subject to ongoing compliance by Borrower, Guarantors and Pledgors with the terms and conditions set forth herein and in the Financing Agreements and so long as (it being understood and agreed that the satisfaction of the following clauses (i) through (vi) shall be conditions to the effectiveness of each such extension, such date being referred to as an “Extension Effective Date”) (i) no Default or Event of Default shall have occurred and be continuing as of the date of such election to extend the initial Stated Maturity Date (both before and after giving effect to any such extension) or the First Extended Maturity Date (both before and after giving effect to any such extension), as applicable, (ii) all representations and warranties of the Borrower, Pledgors and Guarantors set forth herein and in the Financing Agreements shall be true and correct in all material respects as of the date of such election to extend the Stated Maturity Date (both before and after giving effect to any such extension) or the First Extended Maturity Date (both before and after giving effect to any such extension), as applicable (other than any representation and warranty that speaks as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date), (iii) the Borrower shall be in pro forma compliance with all of the requirements of Section 9.17 hereof, (iv) the Borrower shall have delivered to the Agent such other documents requested by the Agent in respect of the Borrower’s business, operations, financial condition and prospects as shall be reasonably satisfactory to the Agent, (v) the Borrower and the Agent shall have reached a mutual understanding to all terms and conditions of such extension and consented to such extension in writing (which may be via e-mail); provided that such terms and conditions shall be the same as they exist on the date hereof including, the adjustable rate equal to Term SOFR Rate plus the Applicable Margin, subject to Agent approval, and (vi) the Borrower shall have paid to the Agent a non-refundable extension fee in an amount to be determined by Agent prior to the Extension Effective Date.

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2.14 Partial Release. Notwithstanding the foregoing, the Agent shall release the lien and security interest granted to or held by the Agent upon a particular Facility (and the Real Estate and other Collateral directly related thereto) upon the express condition that each and all of the following conditions precedent shall have been fulfilled or complied with to the satisfaction of the Agent in its sole discretion (a “Partial Release Transaction”):

(a) a written request for the Partial Release Transaction (which is revocable by the Borrower) is provided to the Agent by the date that is not less than sixty (60) days and not more than ninety (90) days prior to the desired date upon which the Borrower wishes to effect the Partial Release Transaction, together with such information regarding the requested Partial Release Transaction as the Agent may reasonably request in connection therewith;

(b) no Default or Event of Default shall have occurred and be continuing;

(c) the Agent shall have received a Compliance Certificate demonstrating compliance (on a pro forma basis, both prior to and after giving effect to the consummation of the requested Partial Release Transaction) with all financial covenants (including, without limitation, the financial ratios described in Section 9.17 hereof) contained in this Agreement;

(d) simultaneously with the closing of the Partial Release Transaction, the Agent receives (for the benefit of the Lenders) a prepayment of the Loans in the amount and as otherwise provided in Section 2.7(c) hereof, and after giving pro forma effect to the receipt of such prepayment the then-outstanding aggregate principal balance of the Loans shall not exceed sixty-five percent (65.00%) of the loan to value (including only the remaining Facilities (and the Real Estate and other Collateral directly related thereto) after giving effect to the Partial Release Transaction and any updated appraisals obtained pursuant to Section 2.7(c) hereof) on a “leased fee” basis as reasonably determined by Agent;

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(e) the Borrower pays to the Agent all reasonable, out-of-pocket costs and expenses of the Agent, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the review, approval and consummation of the Partial Release Transaction and preparation of any amendments, modifications or waivers of this Agreement and the other Financing Agreements in connection therewith (whether or not the Partial Release Transaction is consummated);

(f) Borrower and Guarantor shall have executed and delivered to Agent an agreement in form and covenant reasonably acceptable to Agent reaffirming their respective obligations under the Financing Agreements; and

(g) the Borrower executes and delivers such agreements and instruments in favor of, and provides such further assurances to, the Agent, in order to maintain, in the Agent’s reasonable discretion, the first priority lien and security interest of the Agent in the remainder of the Collateral (including the remainder of the Facilities and Real Estate), including, without limitation, reasonable survey updates and title updates and endorsements, if requested by the Agent, in its reasonable discretion, in connection with the consummation of the Partial Release Transaction.

Upon satisfaction of all other conditions to a Partial Release Transaction in this Section 2.14, the term “Property” shall thereafter no longer include such released Property, the term “Facility” shall thereafter no longer include the Facility located on such released Property, and the term “Borrower” shall thereafter no longer include such released Borrower. Nothing in this Section 2.14 shall release any Borrower or Guarantor from any liability or obligation relating to (x) any environmental matters arising under the Financing Agreements with respect to such released Property, and (y) any liability under any Guaranty relating to such released Borrower or such released Property arising from events or circumstances occurring prior to such Partial Release Transaction.

3. CHANGE IN CIRCUMSTANCES.

3.1 Yield Protection. If, after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of the Agent and Lenders therewith, or Regulation D of the Board of Governors of the Federal Reserve System:

(a) subjects the Agent or any Lender to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of the Agent or Lenders), or changes the basis of taxation of payments to the Agent and Lenders in respect of its Loan or other amounts due it hereunder;

(b) imposes, modifies or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Agent and Lenders;

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(c) imposes any other condition the result of which is to increase the cost to the Agent and Lenders of making, funding or maintaining advances or reduces any amount receivable by the Agent and Lenders in connection with advances, or requires the Agent or Lenders to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by the Agent;

(d) affects the amount of capital required or expected to be maintained by the Agent or Lenders or any corporation controlling the Agent or Lenders and the Agent or such Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make the Term Loan hereunder or of commitments of this type;

(e) then, within three (3) Business Days of demand by the Agent, the Borrower agrees to pay the Agent for the benefit of Lenders that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account the Agent and Lenders’ policies as to capital adequacy) or reduction in an amount received which the Agent determines is attributable to making, funding and maintaining the Term Loan.

3.2 Taxes. All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future excise, income, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Agent or a Lender’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

(c) pay to the Agent for the benefit of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent and Lenders will equal the full amount the Agent and Lenders would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or Lenders with respect to any payment received by the Agent or Lenders hereunder with respect to the Liabilities, the Agent or such Lender may pay such Taxes and the Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Agent and Lenders after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Agent and Lenders would have received had not such Taxes been asserted.

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3.3 Lender Statements. The Agent shall deliver a written statement to the Borrower as to the amount due, if any, under Section 3.1, hereof. Such written statement shall set forth in reasonable detail the calculations upon which the Agent determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.

4. ATTORNEY-IN-FACT. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Agent on behalf of Lenders (and all Persons designated by the Agent in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Agent on behalf of Lenders, in the Borrower’s or the Agent’s name, after an Event of Default and during the continuance thereof to do all acts and things which are necessary, in the Agent’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. The Borrower hereby ratifies and approves all acts under such power of attorney and neither Agent, Lenders nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of gross negligence or willful misconduct. The appointment of Agent (and any of the Agent’s officers, employees or agents designated by the Agent) as Borrower’s attorney, and each and every one of Agent’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder.

5. EFFECTIVENESS; CONDITIONS OF LENDING. The Lenders’ obligation to make the Term Loan hereunder is subject to the satisfaction of each of the following conditions precedent:

(a) Fees and Expenses. The Borrower shall have paid all fees owed to the Agent and Lenders and reimbursed the Agent for all costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Agent’s counsel fees provided for in Section 11.2(a) hereof.

(b) Documents. The Agent shall have received all of the following, each duly executed and delivered and dated as of the Closing Date, or such earlier date as shall be satisfactory to the Agent, each in form and substance reasonably satisfactory to the Agent in its sole determination:

(1) Financing Agreements. This Agreement, the Term Loan Note, the Equity Pledge Agreement, the Mortgage, the Assignment of Leases and Rents, the Environmental Indemnity Agreement, the Guaranty, the Perfection Certificate, the Agency Fee Letter, and such other Financing Agreements as the Agent may reasonably require.

(2) Resolutions; Incumbency and Signatures. Copies of the resolutions or written consent of, shareholders, Board of Directors, members or managers, as applicable, of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by an Authorized Manager/Officer. A certificate of an Authorized Manager/Officer certifying the names of the officers of the Borrower authorized to make a borrowing request on behalf of the Borrower and sign this Agreement and the Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each such officer; the Agent and Lenders may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

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(3) Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.

(4) Opinion of Counsel. An opinion from (i) legal counsel to the Borrower, Pledgors and Guarantors, and (ii) any applicable local counsel.

(5) Title Insurance. A title insurance policy in the form of ALTA Form Mortgagee Title Insurance Policy shall be issued by an insurer (reasonably acceptable to the Agent) in favor of Agent on behalf of Lenders for the Real Estate, the title insurance policy shall contain such endorsements as reasonably deemed appropriate by the Agent that are available in the Applicable State. Copies of all documents of record concerning the Real Estate as identified on the commitment for the ALTA Policy referred to above.

(6) Constitutive Documents. A certified copy of the Borrower’s Certificate of Limited Partnership, together with a good standing certificate and tax lien certificate from such governmental entity or department. A true, correct and complete copy of the First Amended and Restated Agreement of Limited Partnership of the Borrower, certified by an Authorized Manager/Officer on behalf of the Borrower, shall also be delivered to the Agent on the Closing Date.

(7) Financial Condition Certificate. A Financial Condition Certificate, in form and substance reasonably satisfactory to the Agent, signed by an Authorized Manager/Officer on behalf of Borrower.

(8) UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by the Agent, naming the Borrower, as debtor, and the Agent on behalf of Lenders, as secured party, with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person, if any, in any of the Collateral except the Agent for the benefit of Lenders, and other documents as the Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Agent deems necessary or advisable. UCC tax, lien, pending suit, fixture, bankruptcy and judgment searches for (i) the Borrower (and under any of its trade or assumed names, if any), (ii) any owner of Capital Securities of the Borrower, and (iii) the Guarantors, each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by the Agent, the results of which shall be satisfactory to the Agent in its sole and absolute determination. UCC Financing Statements, as requested by the Agent, naming the owners of the Capital Securities of the Borrower, as debtor, and the Agent on behalf of Lenders, as secured party, with respect to the Pledged Collateral (as defined in the Equity Pledge Agreement).

(9) Survey. An acceptable ALTA plat of survey in form and substance reasonably satisfactory to the Agent on the Real Estate.

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(10) Insurance Certificates and Endorsements. Certificates together with corresponding endorsements from the Borrower’s insurance carriers evidencing that all required property, hazard and liability insurance coverage is in effect, each designating the Agent as “Lender’s Loss Payee”, “Mortgagee” and additional insured, as applicable, thereunder.

(11) Flood Insurance; Environmental Assessments. A flood insurance policy, if applicable, concerning the Real Estate, reasonably satisfactory to the Agent, if required by the Flood Disaster Protection Act of 1973. In addition, a reliance letter regarding an environmental audit and assessment of each parcel of Real Estate (including, without limitation, a Phase I environmental report on the Real Estate) prepared by an environmental audit firm reasonably acceptable to the Agent, the results of which shall be reasonably satisfactory to the Agent.

(12) Appraisal. An MAI appraisal prepared by an independent appraiser of the Real Estate and the Facility, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991, if applicable (including a loan-to-value ratio on a “leased fee” basis not to exceed sixty-five percent (65.00%)). The appraiser and each appraisal (and the results thereof) shall be subject to a third party independent review reasonably satisfactory to the Agent.

(13) Real Estate Leases. Fully executed copies of the Real Estate Leases.

(14) Pay Off Letter(s). Pay off letter(s) and notice of bond redemptions from any lienholder or debt holder of the Borrower, Guarantor or Pledgor (together with applicable UCC termination statements) other than with respect to Permitted Liens in form and substance acceptable to Agent.

(15) Site Inspections. The Agent or its representative shall have conducted an inspection of the Facility, the results of which are reasonably satisfactory to the Agent.

(16) Property Condition Report. Property condition reports for the Real Estate, the form, substance and results of which will be reasonably satisfactory to Agent.

(17) Equity Certificates. If applicable, the Agent shall have received an original copy of the equity certificates representing each Pledgor’s ownership interest in Borrower, together with equity powers executed in blank.

(18) License; Sub-lease; Management Agreement. Agent shall have received and reviewed any licenses, sub-leases and/or management agreements.

(19) No Material Adverse Change. The Agent shall have received evidence that since December 31, 2025, there has been no Material Adverse Changes in the Borrower or Guarantors.

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(20) [Reserved].

(21) CMS Rating and SFF Action Plan. Agent shall have received and reviewed a satisfactory CMS rating for the Facility and a Special Focus Facility action plan from Operator, if applicable.

(22) Other. Such other documents, certificates and instruments as the Agent may reasonably request.

(c) No Default or Event of Default. Neither a Default nor an Event of Default shall have occurred or be continuing.

(d) Commitment Fee. The Borrower shall have paid the Agent the Commitment Fee (as such term is defined in the Agency Fee Letter).

(e) Field Examinations. At the Agent’s sole option, the Agent shall have completed its field examinations of the Borrower’s books and records, assets, and operations which examinations will be reasonably satisfactory to the Agent.

(f) [Reserved].

(g) Certificate. The Agent shall have received a certificate signed on behalf of the Borrower by an Authorized Manager/Officer and dated the Closing Date certifying satisfaction of the conditions specified in Section 5 hereof.

6. COLLATERAL.

6.1 Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due in accordance with the terms hereof, the Borrower hereby grants, pledges, conveys and transfers to the Agent for the benefit of Lenders a continuing security interest in and to any and all assets and personal property of the Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”): (a) all of Borrower’s Accounts, (b) all of the Borrower’s General Intangibles, including, without limitation General Intangibles related to Accounts and money; (c) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, the Agent, any Lender, or any other financial institution with which the Borrower maintains deposits; (d) all of the Borrower’s contracts, licenses, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, gross receipts and gross revenue, shipping documents, contracts, tax refunds, documents and documents of title, and all of the Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, letters of credit, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (e) all of the Borrower’s Inventory and Equipment (each as defined in the Code) and motor vehicles and trucks; (f) all of the Borrower’s monies, and any and all other property and interests in property of the Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Chattel Paper, and Financial Assets (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Agent, any Lender or any agent or Affiliate of the Agent or such Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Agent and Lenders’ rights of setoff the balance of any account or any amount that may be owing from time to time by the Agent and Lenders to the Borrower; (g) all insurance proceeds of or relating to any of the foregoing property and interests in property, and any key man life insurance policy covering the life of any officer or employee of Borrower; (h) all proceeds and profits derived from the operation of the Borrower’s business; (i) all of the other assets and personal property of the Borrower; (j) all of the Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to the Borrower’s business; (k) all of the Borrower’s Fixtures (as defined in the Code); (l) all rights to indemnification under and pursuant to any purchase, merger or other acquisition agreement and rights and benefits under and pursuant to any related escrow agreement and representation and warranty insurance policy; and (m) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing.

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6.2 Preservation of Collateral and Perfection of Security Interests Therein. The Borrower agrees that it shall execute and deliver to the Agent, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Agent, all financing statements (and the Borrower shall jointly and severally pay the cost of filing or recording the same in all public offices deemed necessary by the Agent) or other instruments and documents as the Agent may reasonably request, in a form satisfactory to the Agent, to perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and the Agent’s Liens therein. If the Borrower fails to do so, the Agent is authorized to sign any such financing statements (or, if no signature is required in the filing jurisdiction, file such financing statements without the Borrower’s signature) as the Borrower’s agent. The Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

6.3 Loss of Value of Collateral. The Borrower agrees to immediately notify the Agent of any material loss or depreciation in the value of the Collateral or any portion thereof.

6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral in particular, and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Agent on behalf of the Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Agent. The Agent agrees to use its reasonable efforts to notify the Borrower of the Agent taking any such action provided in this Section; provided, however, the Borrower agrees that the failure of the Agent to so notify the Borrower for any reason shall not in any way invalidate the actions taken by the Agent pursuant to this Section.

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6.5 Third Party Agreements. The Borrower shall at any time and from time to time take such steps as the Agent may reasonably require for the Agent: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Agent, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Agent on behalf of Lenders, (ii) to obtain “control” (as defined in the Code) of any Deposit Accounts, with any agreements establishing control to be in form and substance reasonably satisfactory to the Agent, and (iii) otherwise to ensure the continued perfection and priority of the Agent’s security interest in any of the Collateral and of the preservation of its rights therein.

6.6 All Liabilities One Obligation. All of Borrower’s Liabilities shall constitute one general obligation secured by Agent’s Lien on all of the Collateral of Borrower and by all other Liens heretofore, now, or at any time or times granted to Agent for the benefit of Lenders to secure the Term Loan. Borrower agrees that all of the rights of Agent and Lenders set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto, or Financing Agreements, unless otherwise agreed in writing by Agent or Required Lenders.

6.7 Commercial Tort Claims. If the Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), the Borrower shall promptly notify the Agent of same in a writing signed by the Borrower (describing such claim in reasonable detail) and grant to the Agent for the benefit of Lenders in such writing (at the sole cost and expense of the Borrower) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Agent in its sole and absolute determination.

7. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

7.1 Existence. The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. If and as applicable, the Borrower is duly qualified and in good standing as a foreign company authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower has all requisite power to carry on its business as now being conducted and as proposed to be conducted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. All issued and outstanding Capital Securities of the Borrower are duly authorized and validly issued, fully paid, non- assessable, and free and clear of all Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower.

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7.2 Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its powers; (ii) are duly authorized by the members, managers, officers and/or directors, as applicable, of the Borrower; and (iii) are not in contravention of the terms of its Operating Agreement (or similar document) or of any indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; (iii) will not, except in favor of Agent, result in the imposition of any Lien upon any property of any Real Estate Company under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected; and (iv) will not, except in favor of Agent, result in the imposition of any Lien upon any property of the Borrower solely relating to the Facility (including any direct or indirect equity ownership interest in Strawberry Fields REIT, LTD and Borrower) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.

7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.

7.4 Financial Data. All income statements, balance sheets, cash flow statements, statements of operations and other financial data which have been or shall hereafter be furnished to the Agent for the purposes of or in connection with this Agreement do and will as of the date thereof present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby.

7.5 Collateral. Except for the Permitted Liens, all of the Borrower’s assets and property (including, without limitation, the Collateral) are and will continue to be owned by Borrower (except for items of Inventory disposed of in the ordinary course of business), has been or will be fully paid for, and is free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Agent as the secured creditor. The Borrower has no ownership interest in any real property (other than its interest pursuant to the Real Estate Leases).

7.6 Solvency. The Borrower is solvent, is able to pay its debts as they mature or become due, has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis (as determined in a manner and based upon assumptions satisfactory to the Agent in its reasonable determination) greater than the amount required to pay all of its debts and liabilities, including, without limitation, all of the Liabilities. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder (including without limitation the making of the Term Loan contemplated hereunder).

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7.7 Principal Place of Business. The principal place of business and chief executive office of the Borrower is located at 6101 Nimtz Parkway South Bend, IN 46628. The books and records of the Borrower and all records of account are located at the same such address.

7.8 Other Names. The Borrower has never used, and shall not hereafter use, any other name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name).

7.9 Tax Liabilities. The Borrower has filed all federal, and material state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof (except for those being protested in good faith), and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

7.10 Loans. Except as otherwise permitted by Section 9.2, the Borrower is not obligated on any loans or other Indebtedness.

7.11 Margin Securities. The Borrower does not own any margin securities and no part of the Term Loan will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness for borrowed money which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

7.12 Subsidiaries. Prior to the BVI Dissolution Date, the Real Estate Companies are wholly owned by Strawberry Fields REIT, LTD, which is wholly owned by the Borrower. From and after the BVI Dissolution Date, the Real Estate Companies are wholly owned by Borrower. The Real Estate Companies have no subsidiaries.

7.13 Litigation and Proceedings. No judgments (as finally determined by a court of competent jurisdiction) are outstanding against the Borrower, nor is there as of any such date pending or, to the best of the Borrower’s knowledge after diligent inquiry, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against the Borrower or any of its property, in each case, involving an aggregate amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) or more.

7.14 Other Agreements. The Borrower is not in default under or in breach of any material agreement, contract, lease, or commitment to which it is a party or by which it is bound. The Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment which could reasonably be expected to have a Material Adverse Effect. No Real Estate Company is in default under or in breach of any agreement, contract, lease, or commitment to which it is a party or by which it is bound, except to the extent any such default, breach or non-compliance could reasonably be expected not to result in a Material Adverse Effect.

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7.15 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any law, rule or regulation. To the best of Borrower’s knowledge, the Operator has obtained all licenses, authorizations, approvals and permits necessary in connection with the operation of its business. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected not to result in a Material Adverse Effect. To the best of Borrower’s knowledge, no Facility is subject to any proceeding for revocation, suspension or issuance of a probationary license by the Applicable State Health and Human Services Commission and any Person succeeding to the functions thereof, and there has not been instituted any Medicaid or Medicare termination action by such commission.

7.16 Intellectual Property. The Borrower does not own or otherwise possess any (a) patents, (b) patent applications, (c) copyrights, (d) trademarks, (e) trademark applications, (f) trade names, or (g) service marks. To the Borrower’s best knowledge, none of its intellectual property infringes on the rights of any other Person.

7.17 Environmental Matters. (a) Neither the Borrower nor any Real Estate Company has Managed Hazardous Substances on or off its Property other than in compliance with Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect; (b) The Borrower and each Real Estate Company has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property; (c) Neither the Borrower nor any Real Estate Company has any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect; (d) During the term of this Agreement, neither the Borrower nor any Real Estate Company shall permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances, except to the extent such Management does not or is not reasonably likely to result in or create a Material Adverse Effect; (e) The Borrower shall, and shall cause each Real Estate Company to, take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property; and (f) As of the Closing Date, neither the Borrower nor any Real Estate Company has received any Environmental Notice that has not been delivered to the Agent in accordance with Section 8.8.

7.18 Disclosure. None of the representations or warranties made by the Borrower herein or in any Financing Agreement to which the Borrower is a party and no other written information provided by the Borrower or its representatives to the Agent or Lenders contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that with respect to projections, Borrower represents only that they are based on reasonable assumptions and good faith estimates). The Borrower has disclosed to the Agent all facts of which the Borrower has knowledge which at any time hereafter might result in a Material Adverse Effect.

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7.19 Real Estate Ownership. The sole business of the Real Estate Company is to own and lease the Real Estate to Operator and matters incidental or directly related thereto.

7.20 Perfected Security Interests. The Lien in favor of the Agent for the benefit of Lenders provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens), and all filings and other actions necessary to perfect such Lien have been duly taken.

7.21 Offenses and Penalties Under the Medicare/Medicaid Programs. Neither the Operator nor any Affiliate and/or officer of the Operator or any Affiliate is currently, to the actual knowledge of the Borrower, after due inquiry in accordance with the terms of the applicable Real Estate Lease, under investigation or prosecution for, nor has the Operator or any Affiliate or employee of the Operator or any Affiliate been convicted of: (a) any criminal offense related to the delivery of an item or service under the Medicare or Medicaid programs; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. Neither the Operator nor any Affiliate and/or officer of the Operator or any Affiliate has been required to pay any civil money penalty under applicable laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, to the best knowledge of the Borrower, after due inquiry, is the Operator nor any Affiliate and/or officer of the Operator or any Affiliate currently the subject of any investigation or proceeding that may result in such payment. Neither the Operator nor any officer of the Operator has been excluded from participation in the Medicare, Medicaid, or any program funded under the “Block grants” to States for Social Services (Title XX) Program.

7.22 Medicaid/Medicare and Private Insurance/Managed Care Contracts.

(a) To the actual knowledge of the Borrower, after due inquiry in accordance with the terms of the applicable Real Estate Lease, the Operator has:

(i) All licenses and other authorizations, certifications, or approvals required by any state governmental authority with respect to the operation of the Facility in the Applicable State;

(ii) Obtained and maintains, where appropriate, Medicaid Certification and Medicare Certification to the extent required for reimbursement under the Medicaid Regulations or the Medicare Regulations, as the case may be;

(iii) Entered into and maintains in good standing, where appropriate, its Medicaid Provider Agreement and its Medicare Provider Agreement to the extent required for reimbursement under Medicaid Regulations or the Medicare Regulations, as the case may be, and its Private Insurance/Managed Care Contracts; and

(iv) Entered into and maintain(s) in good standing, its private insurance/managed care contracts.

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(b) Neither the Operator nor any of its Affiliates nor any officer or director of the foregoing has engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicare or Medicaid; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicare or Medicaid.

7.23 Broker’s Fees. The Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loan or this Agreement.

7.24 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.25 Anti-Money Laundering Laws. Borrower represents and warrants to Agent and Lenders that neither the Borrower nor any of its Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control. Borrower shall comply with the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.) and all other anti-money laundering laws and regulations.

7.26 Absence of Foreign or Enemy Status. Neither the Borrower nor any Affiliate of the Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any Affiliate of the Borrower is in violation of, nor will the use of any portion of the Term Loan violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

7.27 Real Estate Leases. The Borrower has delivered true, correct and complete copies of the fully-executed Real Estate Leases and all material instruments, agreements and documents entered into in connection therewith (including all exhibits and schedules thereto) to the Agent on the Closing Date.

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7.28 Restrictive Provisions. No Borrower is a party to any agreement or contract or subject to any restriction contained in its Articles of Formation or Operating Agreement (or similar organizational documents), that could reasonably be expected to have a Material Adverse Effect. No Borrower has ongoing financial obligations or liabilities of any kind under or pursuant to any acquisition agreement, whether for earnout payments, contingent payments, or otherwise.

7.29 Reserved.

8. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, as long as any Liabilities of the Borrower remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

8.1 Reports, Certificates and Other Information. The Borrower shall deliver to the Agent, and shall cause each Guarantor to deliver to the Agent (as applicable):

(a) Financial Statements. On or before the one hundred eightieth (180th) day after each Fiscal Year of Strawberry Fields and its subsidiaries on a consolidated and consolidating basis, a copy of the annual audited financial statements for Strawberry Fields and its subsidiaries on a consolidated and consolidating basis, prepared by independent certified public accountants selected by Strawberry Fields (and reasonably approved by the Agent), together with, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP, together with a certificate from such accountants containing a computation of, and showing compliance with, the financial ratios contained in Section 9.17 hereof, which certificate shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Interim Reports. On or before the sixtieth (60th) day after the end of each Fiscal Quarter, (i) a copy of internally prepared financial statements of Strawberry Fields and its subsidiaries on a consolidated and consolidating basis prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(a) hereof signed on behalf of Strawberry Fields and its subsidiaries by an Authorized Manager/Officer and consisting of, at least, occupancy statistics, related payor statistics, an income statement, a balance sheet, and statement of cash flow as at the close of such Fiscal Quarter and statements of earnings for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter, and providing any other detailed information with respect to the Real Estate as reasonably requested by the Agent, and (ii) a copy of internally prepared financial statements of the Operator on a consolidated and consolidating basis prepared in accordance with GAAP and consisting of, at least, occupancy statistics, related payor statistics, an income statement, a balance sheet, and statement of cash flow as at the close of such Fiscal Quarter and statements of earnings for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter, and providing any other detailed information with respect to the Facility as reasonably requested by the Agent.

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(c) Certificates. Contemporaneously with the furnishing of a copy of each set of annual statements delivered pursuant to Section 8.1(a) and each set of quarterly statements pursuant to Section 8.1(b), a duly completed compliance certificate with appropriate insertions, in form and substance reasonably satisfactory to the Agent and as attached hereto as Exhibit A (a “Compliance Certificate”), dated the date of such statements and signed on behalf of the Borrower by an Authorized Manager/Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. In addition, each Compliance Certificate shall contain a computation of, and show compliance with, the financial covenants set forth in Section 9.17 hereof. The computation and calculation of the financial covenants in each Compliance Certificate shall be in form and substance reasonably acceptable to the Agent.

(d) Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Promptly upon learning of the occurrence of any of the following (but in any event within five (5) calendar days of learning thereof), written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) except for actions described in clause (iv) below the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) individually or Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in the aggregate are sought; (iii) the receipt of any notice from any governmental agency concerning any material violation or potential material violation of any regulations, rules or laws applicable to Borrower; (iv) the occurrence of any personal injury or other action that is not covered by insurance (or if presumably covered by insurance, the applicable insurance company has not confirmed coverage or liability for payment in writing) reasonably likely to give rise to a tort claim against the Borrower for an amount equal to or in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00); or (v) any Material Adverse Change.

(e) Insurance Reports. (i) At any time after an Event of Default and upon the request of the Agent, a certificate signed by an Authorized Manager/Officer that summarizes the property, casualty, general liability, business interruption and malpractice insurance policies carried by the Borrower and that certifies that the Agent for the benefit of Lenders is the named additional insured of all general liability and business interruption insurance policies, as applicable, and lender’s loss payee of all property, casualty and malpractice insurance policies, as applicable (such certificate to be in form and substance satisfactory to the Agent), and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.

(f) Affiliate Transactions. Upon the Agent’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between the Borrower and any of its Affiliates during the time period reasonably requested by the Agent, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.

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(g) Health Care. Furnish to the Agent each of the following, to the extent applicable: (i) within the earlier of (A) five (5) Business Days of receipt from the Operator and (B) within five (5) Business Days of request by Agent (to the extent received from the Operator), a copy of any healthcare related licensure and annual or biannual certification survey report and any statement of deficiencies and any survey (other than the annual or biannual survey) indicating a violation or deficiency, and within the time period required by the particular agency for submission, a copy of the plan of correction with respect thereof if such plan of correction is required by such agency issuing the statement of deficiency or notice of violation, and correct or cause to be corrected any such deficiency or violation within the time period required for cure by such agency, subject to such agency’s normal appeal process, if any such deficiency or violation is reasonably likely to adversely affect either the right to continue participation in Medicare, Medicaid or other reimbursement programs for existing patients or the right to admit new Medicare patients, Medicaid patients or other reimbursement program patients or result in the loss or suspension of Operator’s licenses and permits to operate Operator’s business; (ii) within five (5) Business Days of the receipt by the Operator, any and all notices disclosing an adverse finding from any licensing, certifying and/or reimbursement agencies that Operator’s license, Medicare or Medicaid certification or entitlement to payments pursuant to any program of Operator is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend any rights pursuant to the Operator’s license, certification or program; (iii) upon the Agent’s request, a complete and accurate copy of the annual Medicaid, Medicare and other cost reports for Operator, which will be prepared by an independent certified public accountant, by an experienced cost report preparer reasonably acceptable to Agent, or by Borrower, and promptly furnish to Agent any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports; and (iv) within thirty (30) days of receipt, a response addressing any other additional reasonable request by the Agent for information or documents in connection with the foregoing.

(h) Real Estate Taxes. As paid, evidence of timely payment (including by way of escrow) of real estate taxes owed on the Real Estate.

(i) Interim Reports. Promptly upon receipt thereof, copies of any reports submitted to Borrower by the independent accountants in connection with any interim audit of the books of any such Person and copies of each management control letter provided to Borrower by independent accountants.

(j) Management Letter. Promptly upon receipt thereof, copies of any management letters and interim and supplemental reports submitted to the Borrower by its independent accountants in connection with any review of the books of the Borrower made by such accountants.

(k) Strawberry Fields Indebtedness. At any time following the Closing Date, Borrower shall provide Agent with written notice (which may be via e-mail) prior to the incurrence of any additional Indebtedness in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in the aggregate at any time.

(l) Debt Service Schedule. On or before the one hundred eightieth (180th) day after each Fiscal Year of Strawberry Fields, a copy of the Debt Service Schedule for such Fiscal Year.

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(m) Shareholder and SEC Reporting. At any time following the Closing Date, Borrower shall provide Agent with copies of any reports filed or presented by Strawberry Fields to its shareholders and/or to the Securities and Exchange Commission.

(n) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations, business, properties, conditions or otherwise as the Agent may reasonably request from time to time. The Agent may waive any of the deliverables set forth in this Section 8.1 in its sole and absolute discretion.

8.2 Inspection; Audit Fees. Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Agent for the benefit of Lenders, or any Person designated by the Agent in writing from time to time, shall have the right:

(a) from time to time after the Closing Date, to call and visit at the Borrower’s place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during ordinary business hours and, prior to any Event of Default, upon reasonable advance notice (and after any Event of Default, at any time without the requirement of any advance notice), (i) to inspect, audit, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to its business or to any transactions between the parties hereto, and (ii) to discuss the affairs, finances and business of the Borrower with any of the Authorized Manager/Officer, and (b) to make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances. Absent an Event of Default, the Agent is responsible for all reasonable costs, expenses and fees incurred by Agent in connection with any inspections or audits of the Borrower performed by the Agent under this Section; provided, however, that upon the occurrence of an Event of Default, Borrower agrees to pay on demand all reasonable costs, expenses and fees incurred by Agent in connection with any inspections or audits of the Borrower performed by the Agent under this Section. All such amounts incurred by the Agent hereunder shall bear interest at the Default Rate and shall be additional Liabilities of the Borrower to the Agent and Lenders, secured by the Collateral, if not promptly paid upon the request of the Agent.

8.3 Conduct of Business. The Borrower shall (a) maintain its limited partnership existence, (b) maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, (c) continue in, and limit its operations to, the same general line of business as that currently conducted and (d) comply with all applicable laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP consistently applied. Operator shall maintain, at all times, all licenses and other authorizations, certifications or approvals required by any federal or state governmental authority with respect to the operation of the Facility and certifications for the Medicaid and Medicare programs. Without limiting the foregoing, Operator shall conduct the operation of the Facility: (i) to maintain the standard of care for the patients at the Facility at all times at a level necessary to ensure quality care for the patients in accordance with customary and prudent industry standards; and (ii) to maintain sufficient Inventory and Equipment of types and quantities at the Facility to enable the Operator to adequately perform the operation of the Facility.

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8.4 Claims and Taxes. The Borrower agrees to indemnify and hold the Agent and Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of the Borrower’s property and assets, including, without limitation, the Collateral. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall jointly and severally pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest is not reasonably likely to have a Material Adverse Effect.

8.5 State of Formation. The State of Delaware shall remain the Borrower’s state of formation.

8.6 Liability Insurance. The Borrower shall (or shall cause the Operator to) (a) maintain, general liability insurance, medical malpractice, and business interruption insurance in such amounts and with such deductibles as set forth in the applicable Real Estate Lease (provided that at the time such Real Estate Lease is entered into, such coverage amounts and deductibles are commensurate with market standards for similarly situated properties), and (b) deliver (or cause to be delivered) to the Agent the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Agent for the benefit of Lenders as additional insured thereunder and providing that the insurance company will give the Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled.

8.7 Property Insurance. The Borrower and/or Operator shall, at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to the Agent. The Borrower shall deliver to the Agent the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to the Agent, showing the Agent for the benefit of Lenders as “Lender’s Loss Payee” and “Mortgagee” and all loss payable to the Agent for the benefit of Lenders, as its interests may appear, as provided in this Section 8.7. Such endorsement shall provide that such insurance company will give the Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrower or any other Person shall affect the right of the Agent to recover under such policy or policies of insurance in case of loss or damage. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Agent and the Agent shall, in its sole discretion, either apply such proceeds against the Liabilities (in such order as Agent, in its sole discretion, may determine) or permit the Borrower to use such proceeds to restore or rebuild the damaged property. Upon the occurrence of a Default or an Event of Default, the Borrower irrevocably makes, constitutes and appoints the Agent on behalf of Lenders (and all officers, employees or agents designated by the Agent in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

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UNLESS THE BORROWER PROVIDES THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN TEN BUSINESS DAYS FOLLOWING AGENT’S REQUEST, THE AGENT MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE AGENT’S AND LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWER’S INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE AGENT MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE INITIAL BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

8.8 Environmental. The Borrower shall, and shall cause each Real Estate Company to, promptly notify and furnish Agent with a copy of any and all Environmental Notices which are received by it. The Borrower shall, and shall cause each Real Estate Company to, take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Agent with a description of the Borrower’s and/or the applicable Real Estate Company’s Response thereto. The Borrower shall, and shall cause each Real Estate Company to, (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.

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8.9 Banking Relationship. The Borrower shall at all times during the term of this Agreement cause each Real Estate Company to maintain all of its cash deposit, checking, operating and all other banking accounts with Popular Bank and the Borrower shall cause each Real Estate Company to use Popular Bank as the primary cash management bank for all of such Real Estate Company’s cash management activities (including, without limitation, to act as the principal depository and remittance agent for such Real Estate Company).

8.10 Intellectual Property. If after the Closing Date the Borrower shall own or otherwise possess any material registered patents, copyrights, trademarks, trade names, or service marks (or file an application to attempt to register any of the foregoing), the Borrower shall promptly notify the Agent in writing of same and execute and deliver any documents or instruments (at the Borrower’s sole cost and expense) reasonably required by Agent to perfect a security interest in and lien on any such federally registered intellectual property in favor of the Agent for the benefit of Lenders and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office/Library of Congress or other applicable registrar.

8.11 Change of Location; Etc. Any of the Collateral may be moved to another location within the continental United States (other than as disclosed to the Agent in writing on the Closing Date) so long as: (a) the Borrower provides the Agent with at least thirty (30) days prior written notice; (b) no Event of Default then exists; and (c) the Borrower provides the Agent with, at Borrower’s sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Agent shall reasonably request. The Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to the Agent or Lenders. If the Borrower desires to change its jurisdiction of formation or principal place of business and chief executive office, the Borrower shall notify the Agent thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Agent with, at Borrower’s sole cost and expense, such financing statements and other documents as the Agent shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Agent thereof in writing no later than thirty (30) days prior to such change.

8.12 Health Care Related Matters. The Borrower shall cause the Operator to continue to be duly licensed by the Applicable State to operate a long-term care/skilled nursing facility and provide certain ancillary healthcare services and maintain Medicare and Medicaid provider status except to the extent that such failure to comply with the foregoing would not cause a Material Adverse Effect. The Operator shall cause all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of its business or as may be necessary for participation in Medicaid, Medicare and other applicable reimbursement programs, to remain in full force and effect. The Operator shall at all times maintain in full force and effect the Medicare Certification, the Medicaid Certification, the Medicare Provider Agreement and the Medicaid Provider Agreement. The Operator shall comply at all times with the CMS (including, without limitation, taking all necessary steps to protect personally identifiable health information for each patient), except to the extent that such failure to comply would not cause a Material Adverse Effect.

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8.13 Other Health Care Matters. Without limiting the generality of any representation or warranty made in this Agreement or any covenant made in this Agreement, Borrower covenants that:

(a) Funds from Restricted Grants. None of the Real Estate or the Collateral is subject to, and Borrower shall indemnify and hold the Agent and Lenders harmless from and against, any liability in respect of amounts received by Borrower or others for the purchase or improvement of the Real Estate or Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.

(b) The Licenses. The licenses to operate the Facility (i) are and shall continue in full force and effect at all times throughout the term of this Agreement and are and shall be free from restrictions or known conflicts which would materially impair the use or operation of the Facility for its current use, and if any licenses become provisional, probationary, conditional or restricted in any way (collectively “Restrictions”), Borrower shall take or cause to be taken prompt action to correct such Restrictions; (ii) may not be, and have not been, and will not be transferred to any location other than the Real Estate; and (iii) have not been and will not be pledged as collateral security for any other loan or indebtedness. Borrower shall not do (nor suffer to be done) any of the following:

(1) Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the licenses for the Facility without Agent’s prior written consent;

(2) Amend or otherwise change the Facility’s authorized beds capacity and/or the number of beds approved by the regulators without Agent’s prior written consent; provided, that the Borrower may increase the number of beds at the Facility without the Agent’s consent but the Borrower will provide two (2) Business Days’ prior written notice to the Agent of such increase; or

(3) Replace, assign or transfer all or any part of the Facility’s beds to another site or location without Agent’s prior written consent.

8.14 Single Purpose Entity Provisions.

(a) The business and purposes of the Real Estate Company are and will continue to be limited to the following:

(i) to own, hold, lease, operate, manage, maintain, develop and/or improve the Real Estate;

(ii) to enter into and perform its obligations under the Financing Agreements;

(iii) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance or otherwise deal with the Real Estate to the extent permitted under the Financing Agreements;

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(iv) to lease the Real Estate to the Operator; and

(v) to engage in any lawful act or activity and to exercise any powers permitted to entities of its type pursuant to the laws of its state of organization that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) The Real Estate Company shall do all of the following:

(i) not own any asset or property other than (A) a fee interest in the Real Estate, and (B) incidental personal property necessary for the ownership or operation of the Real Estate;

(ii) maintain its intention to remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets, to the extent of its assets, as the same shall become due;

(iii) do or cause to be done all things necessary to observe organizational formalities of the Real Estate Company and preserve its existence; and

(iv) to the extent of cash flow available from operations, intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. The Borrower and the Operator shall remain separate entities.

8.15 Further Assurances. The Borrower will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Agent may from time to time request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Agent for the benefit of Lenders on the Collateral (including Collateral acquired after the date hereof), subject to Permitted Liens.

8.16 Reappraisal and Rightsizing. Notwithstanding anything herein to the contrary, the Agent shall have the right, at any time following an Event of Default, to require updated appraisals on all or any portion of the Real Estate, at the sole cost and expense of the Borrower. If any such appraisal indicates that the aggregate outstanding principal amount of the Revolving Loans exceeds the Maximum LTV, such event shall constitute a “Rightsizing Event” and the Borrower shall, within thirty (30) days of written notice from the Agent, prepay the Revolving Loans in an amount sufficient to cause the aggregate outstanding principal amount of the Revolving Loans to not exceed the Maximum LTV (a “Rightsizing Payment”). Failure to make a Rightsizing Payment within such thirty (30) day period shall constitute an additional Event of Default hereunder. For the avoidance of doubt, absent the occurrence and continuation of an Event of Default, the Agent shall not require updated appraisals on or prior to the three (3) year anniversary of the Closing Date.

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9. NEGATIVE COVENANTS. The Borrower covenants and agrees that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Required Lenders shall give (or Agent upon instruction by Required Lenders to give) prior written consent thereto):

9.1 Encumbrances. The Borrower shall not permit any Real Estate Company to create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Real Estate Company Collateral, other than, subject to the terms and provisions of the applicable Mortgage, the following (“Permitted Liens”): (a) subject to the terms and provisions of the applicable Mortgage, Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Real Estate Company shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a Material Adverse Effect on the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Agent’s Lien in the Real Estate Company Collateral; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (c) Liens in favor of the Agent for the benefit of Lenders; (d) subject to the terms and provisions of the applicable Mortgage, liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (e) leases with precautionary UCC filings (including, but not limited to, equipment leases); (f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any Real Estate Company maintain deposits (other than deposits intended as cash collateral) in the ordinary course of business; (g) judgment and attachment liens not giving rise to an Event of Default; and (h) liens in connection with Indebtedness permitted by Section 9.2(a)(iii) below. Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any Collateral related to the Facility or Real Estate Company, including on any direct or indirect equity interest in any Real Estate Company, other than Permitted Liens.

9.2 Indebtedness.

(a) The Borrower shall not permit any Real Estate Company to incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except: (i) the Guaranteed Liabilities (as defined in the Guaranty and Security Agreement), (ii) trade obligations and normal accruals in the ordinary course of business consistent with past practice and not yet due and payable, (iii) Capital Leases in an aggregate amount not to exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) per Fiscal Year; provided, however, the Real Estate Company shall be permitted to incur such other Indebtedness identified in subparagraphs (i) through (iii) above provided, that both immediately before such Indebtedness or after giving effect to any such Indebtedness (1) no Default or Event of Default shall exist or have occurred or result therefrom (including, without limitation, any Default or Event of Default arising from a breach of the financial ratios described in Section 9.17), and (2) the Agent shall have been notified not less than ninety (90) days prior to the incurrence of such Indebtedness.

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(b) Other than the Indebtedness incurred by Borrower hereunder and under the Revolving Loan Agreement, Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness; provided, however, Borrower shall be permitted to incur such Indebtedness, provided, that (i) both immediately before the incurrence of such Indebtedness or after giving effect to any such Indebtedness, no Default or Event of Default arising from a breach of the financial ratios described in Section 9.17 shall exist or have occurred or result therefrom, and (ii) the Agent shall have been notified not less than fifteen (15) days prior to the incurrence of such Indebtedness.

9.3 Consolidations, Mergers or Acquisitions. No Real Estate Company shall be a party to any merger, consolidation, or exchange of stock, or consummate an LLC Division, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables. Strawberry Fields shall not be a party to any merger, consolidation, or exchange of stock, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables unless Borrower shall maintain control after such transaction, and provided, such transaction does not result in a Change of Control. For the avoidance of doubt, Borrower may convert certain of its limited partnership shares to common stock.

9.4 Investments or Loans.

(a) The Borrower shall not permit any Real Estate Company to make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except: (a) investments in short-term direct obligations of the United States Government; (b) investments in negotiable certificates of deposit issued by Popular Bank or by any other bank satisfactory to the Agent, payable to the order of the Borrower or to bearer; and (c) investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

(b) Borrower shall not make, incur, assume or permit to exist any loans or advances or any investments in or to any other Persons; provided, however, Borrower shall be permitted to make such advances, loans or investments provided, that both immediately before such contemplated loan, advance or investment or after giving effect to any such loan, advance or investment, no Default or Event of Default arising from a breach of the financial ratios described in Section 9.17 shall exist or have occurred or result therefrom.

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9.5 Guarantees.

(a) The Borrower shall not permit any Real Estate Company to guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except (i) pursuant to the Guaranty and Security Agreement, and (ii) endorsements of negotiable instruments for collection in the ordinary course of business.

(b) Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business; provided, however, Borrower shall be permitted to do the foregoing, so long as both immediately before or after giving effect to any such guarantee or endorsement, no Default or Event of Default arising from a breach of the financial ratios described in Section 9.17 shall exist or have occurred or result therefrom.

9.6 Disposal of Property. The Borrower shall not, and shall not permit any Real Estate Company to, sell, assign, lease, transfer or otherwise dispose of (including, in each case, by way of an LLC Division, if applicable) any of its properties, assets and rights constituting Collateral hereunder (or, solely with respect to any Real Estate Company, “Collateral” as defined in the Guaranty and Security Agreement) to any Person except sales of obsolete Equipment or Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced.

9.7 Use of Proceeds. The Borrower shall not use the proceeds of the Term Loan for any purpose other than to (i) refinance the Existing Loan Agreements, and (ii) pay other costs and expenses as reflected on the sources and uses approved by the Agent on the Closing Date.

9.8 Loans to Officers; Consulting Fees. The Borrower shall not (a) pay for advances nor make any loans to its officers, directors, shareholders, members, managers, or employees or to any other Person, or (b) pay any management, consulting or similar fees to its officers, directors, shareholders, members, managers, employees, or Affiliates or any other Person, whether for services rendered to the Borrower or otherwise.

9.9 Dividends and Stock Redemptions. The Borrower shall not, and shall not permit any Real Estate Company to, (i) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, member, manager, shareholder, director, or any Affiliate; provided, however, that notwithstanding anything herein to the contrary, the Borrower shall be permitted to make such dividends or distributions, provided, that both immediately before such contemplated dividend or distribution or after giving effect to any such dividend or distribution, no Default or Event of Default shall exist or have occurred or result therefrom (including, without limitation, any Default or Event of Default arising from a breach of the financial covenants described in Section 9.17), otherwise any such payment shall be restricted; provided, further, regardless of a Default or an Event of Default, the Real Estate Company shall be permitted to make distributions that will be used by Strawberry Fields solely to make distributions that are necessary for Strawberry Fields to maintain its REIT status; or (ii) purchase or redeem any of the capital stock or equity interests of the Real Estate Company or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose.

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9.10 Payments in Respect of Subordinated Debt. The Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities, and the Borrower shall not permit any Real Estate Company to make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Guaranteed Liabilities (as defined in the Guaranty and Security Agreement).

9.11 Transactions with Affiliates. Except as contemplated by the Real Estate Leases or to the extent otherwise permitted herein, the Borrower shall not, and shall not permit any Real Estate Company to, transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, that, except as otherwise expressly restricted under this Agreement, the Borrower may, and may permit a Real Estate Company to, enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower or Real Estate Company, as applicable, than the terms upon which such transactions would have been made had such transactions been made to or with a Person that is not an Affiliate.

9.12 Change in Nature of Business. The Borrower shall not (i) make any change in the nature of Borrower’s business carried on as of the Closing Date, and (ii) permit any Real Estate Company to make any change in the nature of such Real Estate Company’s business carried on as of the Closing Date.

9.13 Other Agreements. The Borrower shall not, and shall not permit any Real Estate Company to, enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower or Real Estate Company, as applicable, is a party or which would violate or breach any provision hereof or thereof, or that would or is reasonably likely to adversely affect the Agent’s or Lenders’ interests or rights under this Agreement and the other Financing Agreements to which Borrower or such Real Estate Company, as applicable, is a party or the likelihood that the Liabilities or the Guaranteed Liabilities (as defined in the Guaranty and Security Agreement), as applicable, will be Paid in Full when due, nor shall the Borrower’s or any Real Estate Company’s, as applicable, Operating Agreement (or similar document) be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower or such Real Estate Company, as applicable, is a party, or that would or is reasonably likely to adversely affect the Agent’s or Lenders’ interests or rights under this Agreement and the other Financing Agreements to which Borrower or such Real Estate Company, as applicable, is a party or the likelihood that the Liabilities or the Guaranteed Liabilities (as defined in the Guaranty and Security Agreement), as applicable, will be Paid in Full when due; provided, prior to any amendment or modification of the Borrower’s or Real Estate Company’s, as applicable, Operating Agreement (or similar document), the Borrower shall furnish a true, correct and complete copy of any such proposed amendment or modification to the Agent.

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9.14 Real Estate Leases; Management Services Agreement. No Real Estate Lease or management services agreement, if any, shall be amended or modified in any manner materially adverse to Agent or any Lender without the prior written consent of Agent (which may be via e-mail). Subject to the terms and conditions of this Agreement, any consulting or management fees shall not be increased from the percentage then in effect on the Closing Date, if any, without the prior written consent of Agent (which may be via e-mail).

9.15 State of Formation. The Borrower shall not change its state of formation from that of the State of Delaware, or its name as identified in the Preamble hereto. The Borrower shall not permit any Real Estate Company to change its state of formation from the applicable jurisdiction set forth on Schedule 9.15 attached hereto.

9.16 Environmental. The Borrower shall not, and shall not permit any Real Estate Company to, permit the Property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance with all Environmental Laws, or as would not have a Material Adverse Effect.

9.17 Financial Covenants. The Borrower shall not:

(a) Strawberry Fields Debt to EBITDA Ratio. Permit the Strawberry Fields Debt to EBITDA Ratio to exceed 8.0 to 1.00 for each Computation Period as measured on a trailing twelve (12)-month basis commencing with the Computation Period ending June 30, 2026, and continuing for each subsequent Computation Period thereafter.

(b) Strawberry Fields Debt Service Coverage Ratio. Permit the Strawberry Fields Debt Service Coverage Ratio (before giving effect to payment of any advances or distributions to the extent permitted herein) to be less than 1.25 to 1.00 for each Computation Period as measured on a trailing twelve (12)-month basis commencing with the Computation Period ending June 30, 2026, and continuing for each subsequent Computation Period thereafter.

(c) Strawberry Fields Equity. Permit the Strawberry Fields Equity to be less than Thirty Million and No/100 Dollars ($30,000,000.00) for each Computation Period commencing with the Computation Period ending June 30, 2026, and continuing for each subsequent Computation Period thereafter.

(d) Computation. The Borrower acknowledges and agrees that the calculation and computation of the foregoing financial ratio covenants shall be pursuant to and in accordance with Section 8.1(c) hereof.

(e) Financial Covenant Cure. If the Borrower fails to satisfy a financial covenant contained herein one time during the term of this Agreement then Borrower shall have a one-time option to either pay down the Term Loan or place cash in a pledged account in favor of the Agent an amount necessary to cause such financial covenant to be in compliance. Such one- time payment or placement of cash by the Borrower shall be done not less than sixty (60) days after the occurrence of such financial covenant default.

9.18 Fiscal Year. The Borrower shall not change its Fiscal Year.

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9.19 Tax Election. The Borrower shall not be permitted to change its tax election with the Internal Revenue Service without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

10. DEFAULT, RIGHTS AND REMEDIES OF THE LENDERS.

10.1 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a) the Borrower fails to pay (i) any principal or interest payable to the Agent or any Lender under this Agreement or under or pursuant to the Term Loan Note on the date due, declared due or demanded, or (ii) any other amount to the Agent or Lenders under this Agreement or under any other Financing Agreement to which the Borrower is a party within five (5) calendar days after the date when any such payment is due, declared due or demanded;

(b) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements or required payments set forth in Section 2.5 hereof, Section 8.2, 8.5, 8.6, 8.7, 8.9, 8.11, 8.12, 8.13, 8.14, 8.15 or 8.16 hereof or any of the subsections of Section 9 hereof (subject to Section 9.17(e));

(c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (other than those specified in Section 10.1(b) hereof) and such failure or neglect shall continue for a period of thirty (30) calendar days after the earlier of (i) the date that the Borrower knew or should have known of such failure or nonobservance, or (ii) notice to the Borrower by the Agent;

(d) any representation or warranty heretofore, now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements (other than the Perfection Certificate) to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Agent or Lenders is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

(e) a final, non-appealable judgment, decree or order requiring payment in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) shall be rendered against the Borrower or any Real Estate Company and such judgment or order shall remain unsatisfied or undischarged and in effect for sixty (60) consecutive days without a stay of enforcement or execution; provided that this clause (e) shall not apply to any judgment for which the Borrower or such Real Estate Company is fully insured (subject to deductibles negotiated between Borrower or such Real Estate Company, as applicable, and its insurance company) and with respect to which the insurer has admitted liability;

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(f) a notice of any material Lien, levy or assessment is filed or recorded with respect to any of the assets of the Borrower (including, without limitation, the Collateral) or any Real Estate Company (including, without limitation, the Real Estate Company Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of the Borrower (including, without limitation, the Collateral) or any Real Estate Company (including, without limitation, the Real Estate Company Collateral); provided that this clause (f) shall not apply to any Liens, levies, or assessments which the Borrower or such Real Estate Company, as applicable, is contesting in good faith (provided the Borrower or such Real Estate Company, as applicable, has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;

(g) any material portion of the Collateral or the Real Estate Company Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any guarantor of the Liabilities, including any Guarantor, and such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any guarantor of the Liabilities, including any Guarantor, or the Borrower or any guarantor of the Liabilities, including any Guarantor, makes an assignment for the benefit of creditors, or the Borrower or any Guarantor takes any action to authorize any of the foregoing or any Guarantor shall dissolve or die, as applicable, or be declared legally incompetent (and in the event of death or incompetence shall not be replaced within sixty (60) days of such death with a Person suitable to the Agent);

(i) the Borrower or any guarantor of the Liabilities, including any Guarantor, voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;

(j) the Borrower or any Real Estate Company becomes insolvent or fails generally to pay its debts as they become due;

(k) the Borrower or any Real Estate Company is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(l) a breach by the Borrower or any Real Estate Company shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower or such Real Estate Company, as applicable, and any other Person and the effect of such breach will or could reasonably be expected to have or create a Material Adverse Effect, subject, however, to any applicable cure periods;

(m) there shall be instituted in any court criminal proceedings against the Borrower, any Real Estate Company or any Operator, or the Borrower, any Real Estate Company or any Operator shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty, or any governmental enforcement action involving any criminal penalties or exclusion from any federal or state health care program shall have been imposed against the Borrower, any Real Estate Company or any Operator;

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(n) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the Financing Agreements to which the Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of the Borrower; or the Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(o) any Lien securing the Guaranteed Liabilities (as defined in the Guaranty and Security Agreement) shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); the Guaranty and Security Agreement or any of the Financing Agreements to which any Real Estate Company is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of such Real Estate Company; or any Real Estate Company shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(p) any Guarantor shall revoke or attempt to revoke, terminate or contest its obligations under the Guaranty, or the Guaranty or any provision thereof, shall cease to be in full force and effect in accordance with its terms and provisions;

(q) with respect to any Facility or Facilities in the aggregate constituting ten percent (10.00%) or more of the total revenue of all Facilities, there shall occur with respect to the Operator or the Facility any Medicare or Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency or, if a deficiency is appealed in accordance with governing law, within the time period after an unsuccessful appeal or (ii) which result in the imposition by any government authority or the Applicable State, survey agency of sanctions in the form of either a program termination, temporary management, denial of payment for new admission (which is either not appealed under governing law or continues for thirty (30) days or more or beyond any time period granted after an unsuccessful appeal) or facility closure;

(r) with respect to any Facility or Facilities in the aggregate constituting ten percent (10.00%) or more of the total revenue of all Facilities, there shall occur any annual certification or complaint survey deficiency at Level 4, which deficiency is not cured within the amount of time permitted by the applicable reviewing agency or, if such deficiency is appealed in accordance with governing law, which continues for thirty (30) days or more beyond any time period granted after an unsuccessful appeal;

(s) with respect to any Facility or Facilities in the aggregate constituting ten percent (10.00%) or more of the total revenue of all Facilities, a state or federal regulatory agency shall have revoked any license, permit, certificate or Medicaid or Medicare qualification pertaining to the Real Estate or the Facility, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of Borrower, any Real Estate Company, a tenant or any other Person;

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(t) the classification is revoked for any Operator or Facility or Operators or Facilities in the aggregate constituting ten percent (10.00%) or more of the total revenue of all Facilities;

(u) any “event of default” under the terms of any Real Estate Lease or Real Estate Leases constituting ten percent (10.00%) or more of the total revenue of all Facilities, including, but not limited to, the relevant Operator’s failure to pay rent under such Real Estate Lease(s);

(v) any “event of default” by any Borrower or Guarantor under any bond or under any agreement evidencing any bond debt;

(w) any subordination provision in any document or instrument governing subordinated debt, or any subordination provision in any Subordination Agreement, or any subordination provision in any guaranty by any Person shall cease to be in full force and effect, or any Person (including the holder of any applicable subordinated debt) shall contest the validity, binding nature or enforceability of any such provision;

(x) any Real Estate Lease or Real Estate Leases constituting ten percent (10.00%) or more of the total revenue of all Facilities expires or terminates without being replaced in accordance with Section 2.7(d) hereof or renewed;

(y) any material breach of, misrepresentation, noncompliance with or default of the Perfection Certificate;

(z) a Material Adverse Change or Change of Control shall occur; provided that subclause (b)(iii) of the definition of Material Adverse Change shall only be an Event of Default if such change, event, action, condition or effect giving rise to such Material Adverse Change would reasonably be expected to impair the ability of the Borrower or Guarantor to repay the Liabilities (including, without limitation, the Guaranteed Liabilities (as defined in the applicable Guaranty)) when due or declared due or perform the Borrower’s obligations under this Agreement and the Financing Agreements to which it is a party or impair the ability of Guarantor to perform the Guarantor’s obligations under its Guaranty and the Financing Agreements to which it is a party; and/or

(aa) any “event of default” shall occur and be continuing under the Revolving Loan Agreement or any other “Financing Agreement” as such term is defined therein.

10.2 Acceleration. Upon the occurrence of any Event of Default described in Section 10.1(g), (h), (i) or (j), all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, the Agent may with the consent of the Required Lenders (or, upon written request of Required Lenders shall) declare the Term Loan Commitment (if it has not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Agent, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Term Loan Commitment shall immediately terminate. Notwithstanding the foregoing, Swap Obligations shall be terminated only as set forth in the respective Hedging Agreement.

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10.3 Rights and Remedies Generally. Upon the occurrence and continuation of any Event of Default, the Agent for and on behalf of the Lenders shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, including, without limitation, the right of Agent (with the consent or at the direction of Required Lenders) to sell, assign, or lease (as applicable) any or all of the Collateral or the Real Estate. Upon notice to Borrower after an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral or all or any part of the Real Estate Company Collateral constituting personal property as determined by Agent and make it available to Agent at the Facility or any location designated by Agent. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral and/or Real Estate Company Collateral so assembled at such location pending further action by Agent and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral and/or such Real Estate Company Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral and/or the Real Estate Company Collateral, or any part thereof, by the Agent (with the consent of or at the direction of the Required Lenders) after an Event of Default may be for cash, credit or any combination thereof, and the Agent may purchase all or any part of the Collateral and/or the Real Estate Company Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral and/or such Real Estate Company Collateral may be adjourned from time to time with or without notice. The Agent may, in its sole discretion, cause the Collateral and or the Real Estate Company Collateral to remain on the Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral and/or such Real Estate Company Collateral. The Agent shall have the right after an Event of Default to conduct such sales (with the consent of the Required Lenders) on the Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Agent may see fit.

10.4 Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to enter upon the premises of the Borrower where the Collateral and/or the Real Estate Company Collateral is located without any obligation to pay rent to the Borrower, or any other place or places where such Collateral and/or such Real Estate Company Collateral is believed to be located and kept, and remove such Collateral and/or such Real Estate Company Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order to effectively collect or liquidate such Collateral and/or such Real Estate Company Collateral. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and/or the Real Estate Company Collateral and, subject to any state or federal privacy laws, including without limitation HIPAA, to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right to notify post office authorities to change the address for delivery of the Borrower’s or any Real Estate Company’s mail to an address designated by the Agent and to receive, open and process all mail addressed to the Borrower and/or any Real Estate Company.

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10.5 Sale or Other Disposition of Collateral by the Agent. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent, with respect to any of the Collateral and/or any of the Real Estate Company Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower or Real Estate Company, at the address specified in Section 11.12 hereof, or, with respect to any Real Estate Company, at the address specified in Section 15 of the Guaranty and Security Agreement, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower or such Real Estate Company of any such action. The net proceeds realized by the Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal fees and legal expenses incurred by the Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. The Agent shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Agent’s Liens in the Collateral until the Liabilities are fully paid. The Borrower agrees that the Agent has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Agent for the benefit of Lenders is hereby granted a license or other right to use, without charge, the Borrower’s and/or any Real Estate Company’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral or the Real Estate Company Collateral, in completing production of, advertising for sale and selling any such Collateral and/or such Real Estate Company Collateral, and the Borrower’s or such Real Estate Company’s rights and benefits under all licenses and franchise agreements, if any, shall inure to the Agent’s and Lenders’ benefit until the Liabilities of the Borrower are Paid in Full.

10.6 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower. The Borrower also waives the benefit of all valuation, appraisal and exemption laws.

10.7 Waiver of Notice. UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

10.8 Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.

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10.9 Special Right to Cure with respect to Facility Defaults. Notwithstanding anything contained in Section 10, if an Event of Default occurs under Section 10.1(b) (with respect to Section 8.12 or 8.13), Section 10.1(d) (with respect to Section 7.13, 7.15, 7.21 or 7.22), Section 10.1(q), Section 10.1(r), Section 10.1(s) or Section 10.1(t), and such Event of Default is solely attributable to any one or more Facilities (a “Facility Default”), such Facility Default shall not constitute an “Event of Default” under any such Section if (and only if) (i) there exists no other continuing Event of Default (other than any other Facility Default), (ii) such Facility Default, together with all prior Facility Defaults cured pursuant to this Section 10.9, shall not pertain to more than two (2) Facilities in the aggregate during any rolling twelve (12) month period (measured from the date of each applicable Facility Default), and (iii) the Borrower, at the sole and reasonable discretion of the Agent as to whether subsection (a) or subsection (b) below shall apply, either:

(a) promptly (and in any event within fifteen (15) Business Days after the date the initial Facility Default known to Agent) permanently pays down the Term Loan in an amount to be agreed by Agent and the Borrower (which amount shall not be less than the amount set forth on Schedule 2.7(a) with respect to such Facility); or

(b) promptly (and in any event within thirty (30) Business Days after the date the initial Facility Default known to Agent (or such later date as may be agreed by Agent in its sole discretion)) do all things necessary to replace the Facility with another unencumbered healthcare facility approved by Agent in its sole discretion, including, without limitation, delivering to Agent, in form and substance satisfactory to the Agent, all certificates, instruments, agreements, reports, appraisals, financing statements, and other documents which the Agent reasonably requests.

11. MISCELLANEOUS.

11.1 Waiver. The Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Agent or Lenders’ thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent and Lenders of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Agent and Lenders unless such suspension or waiver is in writing signed by an officer of the Agent and Lenders, and directed to the Borrower specifying such suspension or waiver.

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Except as otherwise specifically set forth herein, no amendment or modification or waiver of, or consent with respect to any covenant, condition or provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Borrower and either (i) Required Lenders, or (ii) Agent with a certification that consent from the Required Lenders has been obtained, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything contained herein to the contrary, no amendment, modification, waiver or consent shall (a) extend or increase the Term Loan Commitment of any Lender without the written consent of such Lender, as applicable, (b) extend the date scheduled for payment of any principal (exclusive of mandatory prepayments other than prepayments due on the Stated Maturity Date) of or interest on the Term Loan or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) extend the Stated Maturity Date of the Term Loan without the written consent of all Lenders, (d) reduce the principal amount of the Term Loan, the rate of interest thereon (including applicable margins and interest rate floors) or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for any periodic adjustments of interest rates and fees as provided for in this Agreement), (e) release any party, including, without limitation, a guarantor or borrower from its obligations under any guaranty at any time hereafter provided or this Agreement as applicable, or all, or substantially all or any material portion of, the Collateral granted hereunder or under any of the Financing Agreements (except as otherwise specifically permitted or provided in this Agreement), change the payment application provisions set forth in Section 11.8 or the pro rata sharing provision in Section 2.9(d), the definition of Required Lenders, any provision of this Section 11.1 or reduce the pro rata share required to effect an amendment, modification, waiver or consent, without, in each case with respect to this subsection (e), the written consent of all Lenders, (f) waive any material condition set forth in Section 5 without the prior written consent of each Lender directly affected thereby, (g) amend, modify or waive any covenant set forth in Section 9 without the prior written consent of the Required Lenders, (h) provide, or otherwise permit, the subordination of any portion of the Term Loan without the prior written consent of the Required Lenders, or authorize Agent to subordinate its Lien in the Collateral to a third party without the prior written consent of the Required Lenders; or (i) increase the amount of the aggregate Term Loan Commitment without the prior written consent of the Lenders. No provision in this Agreement with respect to the timing or application of mandatory prepayments of the Term Loan shall be amended, modified or waived without the consent of Required Lenders. No provision of Section 12 or other provision of this Agreement affecting Agent as such shall be amended, modified or waived without the prior written consent of Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for the matters set forth in this Section 11.1.

11.2 Costs and Attorneys’ Fees.

(a) The Borrower agrees to pay on demand all of the reasonable out-of- pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and out- of-pocket expenses of the Agent’s outside counsel, and all UCC filing and lien search fees, and, if applicable, real estate appraisal fees, survey fees, cash flow audit, recording, field examination and title insurance costs, and any environmental report or analysis) in connection with the structuring, syndicating, preparation, negotiation, execution, and delivery of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. The Borrower further agrees that the Agent, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loan or debit such amounts from the operating accounts of the Borrower maintained with Popular Bank. The Borrower further agrees that the Agent, in its sole discretion, may conduct future field exams in its sole and absolute discretion; provided that absent the occurrence and continuance of an Event of Default, Agent shall be responsible for the costs and expenses incurred for field exams.

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(b) The costs and expenses that the Agent incurs in any manner or way with respect to the following shall be part of the Liabilities, payable by the Borrower on demand if at any time after the date of this Agreement the Agent: (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing the Liabilities hereunder, (B) to represent the Agent and Lenders in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, Lenders, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, the Borrower’s affairs or any Collateral hereunder or (C) to enforce any of the rights of the Agent or Lenders with respect to the Borrower provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral in accordance with the terms hereunder; and/or (iii) seeks to enforce or enforces any of the rights and remedies of the Agent and Lenders with respect to the Borrower. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; reasonable travel costs; and courier and telecopier charges.

(c) The Borrower further agrees to pay, and to save the Agent and Lenders harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder, the issuance of the Term Loan Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrower shall not be liable for Agent’s or Lenders’ income tax liabilities.

(d) All of the Borrower’s obligations provided for in this Section 11.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Term Loan or any termination of this Agreement or any Financing Agreements.

11.3 Expenditures by the Agent or Lenders. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, the Agent may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually Paid in Full to Agent) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral.

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11.4 Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

11.5 Reliance by the Agent and Lenders. The Borrower acknowledges that the Agent and Lenders, in entering into this Agreement and agreeing to make the Loan and otherwise extend credit to the Borrower hereunder, have relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Agent and Lenders in connection herewith (including, without limitation, all financial information and data).

11.6 Assignability; Parties. This Agreement may not be assigned by the Borrower (including by way of an LLC Division) without the prior written consent of the Agent and Required Lenders. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Agent and Lenders.

11.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence and during the continuance of an Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Agent from the Borrower or with respect to any of the Collateral, and the Borrower does hereby irrevocably agree that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as the Agent may deem advisable, notwithstanding any entry by the Agent upon any of its books and records.

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11.9 Marshalling; Payments Set Aside. The Agent shall be under no obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Agent for the benefit of Lenders or the Agent enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.10 Sections and Titles; UCC Termination Statements; Mortgage Releases. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. At such time as all of the Liabilities shall have been Paid in Full and this Agreement shall terminate in accordance with its terms, the Agent will, upon Borrower’s written request, promptly sign all UCC termination statements, releases of mortgages and such other releases, as the case may be, reasonably required by the Borrower to evidence the termination of the Liens in the Collateral and on the Real Estate, as the case may be, in favor of the Agent for the benefit of Lenders and the Agent and Lenders shall return to Borrower any Collateral in their possession.

11.11 Continuing Effect; Inconsistency. This Agreement, the Agent’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent or Lenders, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.6 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.

11.12 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below and (b) in the case of mailed notice, five (5) calendar days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service sent for next day delivery, one (1) Business Day after delivery to such courier service; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. Notices to be provided pursuant to this Agreement shall be as follows: (i) If to the Agent at: Popular Bank, 85 Broad Street, 10th Floor, New York, New York 10004; Attention: Mark J. Stellwag, Jr.; Telephone No.: (212) 445-1805; E-mail: mstellwag@popular.com; with a copy to: Duane Morris LLP, 190 South LaSalle Street, Suite 3700, Chicago, Illinois 60603; Attention: Michael A. Witt, Esq.; Telephone No.: (312) 499-6716; E-mail: mawitt@duanemorris.com; (ii) If to the Borrower at: c/o Strawberry Fields REIT, INC., 6101 Nimtz Parkway South Bend, IN 46628; with copy to Strawberry Fields REIT, Inc., 5683 N Lincoln Ave Chicago IL 60659; Attention: Steven Greenfield, Esq.; Telephone No.: (773) 669-3322; E-mail: sgreenfield@sfreit.com; and (iii) If to any Lender at the address set forth on Annex A hereto, or to such other address as each party designates to the other in the manner herein prescribed. Notices and other communications to the Agent hereunder may be delivered or furnished by electronic communications (including e-mail) pursuant to procedures approved the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless the Agent specifies otherwise, notices and other communications sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that, if such notice, e-mail or other communication is not sent during the recipient’s normal business hours, such notice, e- mail or communication shall be deemed to have been sent at the recipient’s opening of business on the next Business Day.

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11.13 Equitable Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Agent and Lenders; therefore, the Borrower agrees that the Agent for the benefit of Lenders, if the Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.14 Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet or commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith.

11.15 Participations and Assignments. The Agent and Lenders shall have the right, without the consent of the Borrower, to sell participations to one or more banks or other entities in all or any portion of its rights, obligations, and interest under this Agreement and any of the Financing Agreements. The Agent and Lenders shall have the right with the prior written consent of the Borrower (which consent shall not be unreasonably conditioned, withheld or delayed) to assign all of a portion of its rights, obligations, and interest under this Agreement and any of the Financing Agreement; provided that, upon the occurrence of an Event of Default, Borrower’s prior written consent shall not be required for an assignment. Agent and Lenders may furnish any information concerning the Borrower in the possession of the Agent and Lenders from time to time to participants (including prospective participants). In connection with any such participation or assignment, the Borrower will pay to the Agent for its sole benefit any annual administrative fee imposed by Agent in connection with the Agent’s duties hereunder on behalf of any participant or assignee lender. The Lenders shall have the right to assign this Agreement and the Loan to any banking regulatory authority.

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11.16 Indemnity. The Borrower agrees to defend, protect, indemnify and hold harmless the Agent and each Lender and each and all of its officers, directors, employees, attorneys and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner directly relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Term Loan (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Term Loan hereunder; provided, that the Borrower shall not have any obligation to any Indemnified Party hereunder with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties within five (5) days of demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 11.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement.

11.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Term Loan and the repayment of the Liabilities hereunder, other than the financial statement deliveries under Section 8 that relate to a specific date.

11.18 Counterparts; Facsimile. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. A signature hereto sent or delivered by facsimile or other electronic transmission (including, without limitation, “.pdf”) shall be as legally binding and enforceable as a signed original for all purposes.

11.19 Limitation of Liability of Agent and Lenders. It is hereby expressly agreed that:

(a) Agent and each Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Agent and each Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;

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(b) Agent and each Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Agent’s or such Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent and Lenders shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and

(c) Agent and Lenders shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.

11.20 Borrower Authorizing Accounting Firm. Borrower shall authorize its accounting firm and/or service bureaus to provide Agent with such information as is requested by Agent in accordance with this Agreement. Borrower authorizes Agent upon prior written notice to the Borrower to contact directly any such accounting firm and/or service bureaus to obtain such information.

11.21 Confidentiality. Agent and each Lender shall hold all non-public information regarding the Borrower and obtained by Agent pursuant hereto in accordance with Agent’s or such Lender’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to Agent’s or such Lender’s agents, employees, subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Term Loan or Liabilities, and to prospective contractual counterparties (or the professional advisors thereto) in any Hedging Agreement permitted hereby, provided that any such Persons shall have agreed to be bound by the provisions of this Section 11.21, (iii) as required by law, subpoena, judicial order or similar order and in connection with any litigation, investigation or proceeding, (iv) as may be required in connection with the examination, audit or similar investigation of such Person and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by Agent, any Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Term Loan. Confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than the Borrower or an Affiliate of Borrower (or such Borrower’s accountants, attorneys or other advisors or agents), provided Agent or such Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 11.21 shall supersede and replace the obligations of Agent or Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or Lenders prior to the date hereof.

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11.22 Customer Identification-USA Patriot Act Notice. The Agent and Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Patriot Act”), the Agent and Lenders are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent and Lenders to identify the Borrower in accordance with the Patriot Act.

11.23 SUBMISSION TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF AND THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK HAVING SITUS IN THE CITY OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, (ii) THE RIGHT TO ASSERT OR IMPOSE ANY CLAIM, NON-COMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM WHICH THE BORROWER WISHES TO PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE, AND (iii) ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT THERETO; AND

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. NOTHING HEREIN SHALL AFFECT THE AGENT’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE AGENT’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE AGENT’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE AGENT’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

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11.24 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAWS.

11.25 JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE AGENT, LENDERS AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

11.26 JOINT AND SEVERAL LIABILITY.

(a) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrower because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the credit facilities hereunder and other Financing Agreements which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Term Loan with the credit support of the other Borrower as contemplated by this Agreement and the other Financing Agreements. Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Financing Agreements (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.

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(b) As used in this Agreement, the term Borrower is defined collectively to include all Persons constituting Borrower; provided, however, that any references herein to “the Borrower”, “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising Borrower; provided, further, in case of any question as to which particular Person is to be deemed a Borrower in any given context for purposes of any term or provision contained in this Agreement, Agent shall reasonably make such determination in good faith.

(c) The liability and obligations of each Borrower for payment and performance of the Liabilities to Agent and Lenders under this Agreement and under or pursuant to any of the Financing Agreements to which any Borrower is a party shall be joint and several. Such joint and several liability of each Borrower shall to the fullest extent permitted by law remain and exist regardless of whether a Borrower actually receives loans or other extensions of credit hereunder or the amount of such loans received or the manner in which Agent or any Lender accounts for such loans or other extensions of credit on its books and records. Each Borrower’s Liabilities with respect to loans made to it and related fees, costs and expenses, and each Borrower’s Liabilities arising as a result of the joint and several liability of Borrower hereunder, with respect to loans made to the other Borrower hereunder together with the related fees, costs and expenses, shall be separate and distinct Liabilities, all of which are primary Liabilities of each Borrower.

(d) Each Borrower’s Liabilities arising as a result of the joint and several liability of Borrower hereunder with respect to loans or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of the Liabilities of the other Borrower or of any promissory note or other document evidencing all of any part of the Liabilities of the other Borrower, (ii) the absence of any attempt to collect the Liabilities from the other Borrower, any guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or Lenders with respect to any provision of any instrument evidencing the Liabilities of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to Agent and Lenders, (iv) the failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Liabilities of the other Borrower, (v) Agent’s election, in any proceeding instituted under the U.S. Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Agent’s or any Lender’s claims for repayment of the Liabilities of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstance which might constitute a legal or equitable discharge or defense of a guarantor of any other Borrower, other than that such Liabilities have been Paid in Full. With respect to each Borrower’s Liabilities arising as a result of the joint and several liability of Borrower hereunder with respect to loans or other extensions of credit made to any other Borrower hereunder, each such Borrower waives, until the Liabilities shall have been Paid in Full and this Agreement shall have been terminated in accordance with its terms, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Liabilities, and any benefit of, and any right to participate in, any security or collateral given to Agent for the benefit of Lenders to secure payment of the Liabilities or any other liability of a Borrower to Agent and Lenders, whether any such right arises by way of suretyship or otherwise.

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(e) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Financing Agreements invalid or unenforceable, such Borrower’s obligations hereunder and under the other Financing Agreements shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Financing Agreements shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

(f) Any term or provision of this Agreement or any other Financing Agreement to the contrary notwithstanding, the maximum aggregate amount of the Liabilities for which any of Borrower (which Liabilities are not direct borrowings or direct obligations of such Borrower (the “Non-Direct Obligations”)) shall be liable shall not exceed the maximum amount for which such Borrower can be liable without rendering such Non-Direct Obligations, as they relate to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer. To the extent that any Borrower shall be required hereunder to pay a portion of its Non-Direct Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by such Borrower from any of the loans evidenced hereby in respect of such Non-Direct Obligations, and (ii) the amount which such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of the Non-Direct Obligations of such Borrower (excluding the amount thereof repaid by the other Borrower) in the same proportion as such Borrower’s net worth at the date of any applicable borrowing hereunder is sought bears to the aggregate net worth of all of Borrower at the date of such applicable borrowing hereunder is sought, then such Borrower shall be reimbursed by the other Borrower for the amount of such excess, pro rata based on the respective net worth of each Borrower at the date of such applicable borrowing with respect hereto is sought.

12. AGENCY.

12.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 12.9) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Agreement, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Agreement or otherwise exist against Agent. The duties of Agent shall be mechanical and administrative in nature. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Financing Agreements with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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12.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Financing Agreement by or through agents, employees or attorneys-in- fact and shall be entitled to advice of legal counsel and other consultants, independent public accountants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as finally determined in a non-appealable judicial proceeding.

12.3 Exculpation of Agent. None of Agent nor any of its directors, officers, employees, Affiliates or agents shall (a) be liable to any Lender or any other Person for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any Affiliate, or any officer thereof, contained in this Agreement or in any other Financing Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Financing Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Financing Agreement to perform its obligations and Liabilities hereunder or thereunder, or be responsible for or have any duty to ascertain or verify the satisfaction of any conditions specified in this Agreement or any other Financing Agreement, except receipt of items required to be delivered to Agent. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Agreement, or to inspect the properties, books or records of Borrower or its Affiliates.

12.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Agreement unless it shall first receive such advice or concurrence of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Agreement in accordance with a request or consent of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 5, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

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12.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 10.2; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

12.6 Credit Decision. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Agent.

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12.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify, defend and hold harmless upon demand Agent and its directors, officers, employees, Affiliates and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable pro rata share, from and against any and all indemnified liabilities, provided, that no Lender shall be liable for any payment to any such Person of any portion of the indemnified liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, attorney costs and Taxes) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Agreement, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. If any indemnity furnished to Agent for any purpose shall, in the reasonable, good faith opinion of Agent, be insufficient or become impaired, Agent may call for additional reasonable indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional reasonable indemnity is furnished. The undertaking in this Section shall survive repayment of the Term Loan and other Liabilities, cancellation of any promissory notes, any foreclosure under, or modification, release or discharge of, any or all of the Financing Agreements, termination of this Agreement and the resignation or replacement of Agent.

12.8 Agent in Individual Capacity. Popular Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Affiliates as though Popular Bank were not Agent hereunder and without notice to or consent of any Lender; provided, however, if Popular Bank acquires equity interests in Borrower or any Affiliate of Borrower and such equity interests are not publicly traded, Popular Bank will provide written notice to the Lenders. Each Lender acknowledges that, pursuant to such activities, Popular Bank or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliates) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its portion of the Term Loan, Popular Bank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Popular Bank were not Agent, and the terms “Lender” and “Lenders” include Popular Bank and its Affiliates, to the extent applicable, in their individual capacities.

12.9 Successor Agent. Agent may resign as Agent upon at least thirty (30) days’ notice to Lenders. If Agent resigns under this Agreement, Required Lenders shall, with (so long as no Default or Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld, conditioned or delayed), appoint from among Lenders a successor agent for Lenders. Notwithstanding the immediately foregoing sentence, if no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to and become vested with all the rights, powers and duties of the retiring Agent and the term “Agent” or “administrative agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12.9 and Sections 12.2 and 12.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.

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12.10 Collateral Matters; Restriction on Lenders.

(a) Each Lender authorizes and directs Agent to enter into the other Financing Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Financing Agreements, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to take any action with respect to any Collateral and any of the other collateral pursuant to Financing Agreements that may be necessary to perfect and maintain perfected the Liens upon the Collateral and the other collateral pursuant to the other Financing Agreements. Lenders irrevocably authorize Agent, at its option and in its discretion, (i) to release any Lien granted to or held by Agent under this Agreement and any other Financing Agreement (x) upon the Term Loan being Paid in Full; (y) constituting property sold or to be sold or disposed of, financed or refinanced, as part of or in connection with any sale, disposition, financing or refinancing which is expressly permitted by this Agreement at any time; or (z) subject to Section 12.1, if approved, authorized or ratified in writing by Required Lenders; or (ii) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement at any time. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 12.10. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets and Collateral (and other collateral pursuant to other Financing Agreements) which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets or Collateral, such Lender shall promptly notify Agent thereof in writing, and, promptly upon Agent’s written request therefor, shall deliver such assets or Collateral to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that, except as otherwise expressly provided herein, it will not have any right individually to enforce or seek to enforce this Agreement or any other Financing Agreement or to realize upon any Collateral for the Liabilities unless instructed in writing to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(b) Each Lender agrees that it shall not, without the express written consent of Agent, and shall, upon the written request of Agent (to the extent it is lawfully entitled to do so), set off against the Liabilities, any amounts owing by such Lender to Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Financing Agreements. All enforcement actions under this Agreement and the other Financing Agreements against the Borrower or any third party with respect to the Liabilities or the Collateral may only be taken by Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Agent.

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12.11 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan, and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and attorneys and all other amounts due Lenders and Agent under this Agreement) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and attorneys, and any other amounts due Agent under this Agreement.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, affecting the Liabilities or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

12.12 Other Agents; Arrangers and Managers. None of Lenders or other Persons identified herein as and if applicable, a “joint arranger,” “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “joint lead lender”, “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on Agent, any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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12.13 Payments to the Agent.

(a) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent shall be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate (as defined below). If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender shall repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(b) As used herein, the term “Federal Funds Rate” means for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent; provided, Agent’s determination of such rate shall be binding and conclusive absent manifest error.

12.14 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder, (ii) second, if so determined by Agent and Borrower, held in such account as cash collateral for future funding obligations (if any) of the Defaulting Lender under this Agreement, (iii) third, pro rata, to the payment of any amounts owing to Borrower, Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower, Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of the Term Loan and (y) made at a time when the conditions set forth in Section 5 are satisfied, such payment shall be applied solely to prepay the portion of the Term Loan of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of the portion of the Term Loan of any Defaulting Lender.

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(b) Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to this Agreement or any other Financing Agreement or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to this Agreement or any other Financing Agreement except with respect to items which require the vote or consent of all Lenders or all affected Lenders, and no Defaulting Lender shall have any other right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Required Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 11.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each directly affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c) The failure of any Defaulting Lender to make any portion of the Term Loan on the Closing Date, advance or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Term Loan, advance or payment, but neither any Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make the Term Loan, advance or make any other payment required hereunder.

(d) At Borrower’s written request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s written consent and in Agent’s sole discretion (but with no obligation whatsoever on Agent) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Agent’s written request, promptly sell and assign to Agent or such Person, all of the lending commitments and commitment interests of that Defaulting Lender for an amount equal to the principal balance of the portion of the Term Loan held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated (if at all upon Agent’s election) pursuant to an executed assignment agreement.

12.15 Inspection Deliveries. In the event Agent exercises its right to conduct an inspection of Borrower’s properties, assets and/or Facilities pursuant to Section 8.2 above, Agent agrees that it will use commercially reasonable efforts to deliver (at the sole cost and expense of Borrower) copies of any and all written documentation or written information received by the Agent in connection with such inspection to each Lender; provided, however, that failure of Agent to so deliver any of the foregoing for any reason shall not impose any liability on Agent whatsoever.

12.16 Conflict with Financing Agreements. Notwithstanding anything to the contrary contained in this Agreement, in the event any provision contained in any of the Financing Agreements conflict with any provision contained in this Agreement, the provisions of this Agreement shall in all events prevail and control.

12.17 Application of Law. Notwithstanding anything to the contrary contained in this Agreement, all rights and remedies of Agent or any Lender and all of Borrower’s and Guarantors’ obligations under this Agreement shall be subject to applicable Federal and State laws, rules and regulations pertaining to the operation of nursing facilities; provided, however, this Section 12.17 shall not limit, extinguish or otherwise affect the obligation of the Borrower (and/or the Guarantors’) to pay any and all amounts owing with respect to the Liabilities hereunder.

(Signature pages follow.)

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IN WITNESS WHEREOF, this Term Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER:

STRAWBERRY FIELDS REALTY LP,
a Delaware limited partnership

By:	/s/ Moishe Gubin
Name:	Moishe Gubin
Its:	Authorized Signatory

Signature Page to Term Loan and Security Agreement

LENDER AND AGENT:

POPULAR BANK,
a New York State chartered commercial bank

By:	/s/ Mark J. Stellwag, Jr.
Name:	Mark J. Stellwag, Jr.
Title:	Vice President

Signature Page to Term Loan and Security Agreement

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Date:_____________

Pursuant to the TERM LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not defined herein have the meaning ascribed thereto in the Loan Agreement), dated as of June 18, 2026, by and among STRAWBERRY FIELDS REALTY LP, a Delaware limited partnership (together with any Person that may from time to time hereafter become party thereto as a Borrower, individually and collectively, the “Borrower”), POPULAR BANK, a New York State chartered commercial bank in its individual capacity as a lender (“Popular Bank”), those other financial institutions party thereto from time to time (together with Popular Bank, the “Lenders”), and POPULAR BANK, a New York State chartered commercial bank in its capacity as administrative agent for the Lenders (together with its successors and assigns, the “Agent”), the Borrower confirms to Agent for the benefit of Lenders that no Default or Event of Default has occurred and is continuing.

The following is a computation of the financial ratio set forth in Section 9.17 of the Loan Agreement:

Section 9.17 – Financial Covenants:

Calculation for the above financial ratio in the attached spreadsheet.

Annex A

COMMITMENT SCHEDULE

Lender(s)	Term Loan Commitment	Percentage of Term Loan
Popular Bank Address: 85 Broad Street, 10th Floor	$100,000,000.00	100%
New York, New York 10004 Attention: Mark Stellwag, Jr.

TOTAL	$100,000,000.00	100%

SCHEDULE 1.1

Facility; Operator; Real Estate; Real Estate Company

Real Estate	Real Estate Company	Facility	Operator
253 Bradington Drive, Columbia, IL 62236	253 Bradington Drive, LLC, an Illinois limited liability company	Nexus at Columbia	Nexus at Columbia, LLC, an Illinois limited liability company
3523 Wickenhauser Ave., Alton, IL 62002	3523 Wickenhauser, LLC, an Illinois limited liability company	Nexus at Alton	Nexus at Alton, LLC, an Illinois limited liability company
300 Fairgrounds Road, Tipton, IN 46072	300 Fairgrounds Road, LLC, an Indiana limited liability company	The Waters of Tipton Skilled Nursing Facility	The Waters of Tipton Skilled Nursing Facility, LLC, an Indiana limited liability company
1155 Eastern Parkway, Louisville, KY 40214	1155 Eastern Parkway, LLC, an Indiana limited liability company	Eastway Health & Rehabilitation	Eastway SNF Operations, LLC, a Kentucky limited liability company
203 Bruce Court, Danville, KY 40422	203 Bruce Court, LLC, an Indiana limited liability company	Henson Park Health & Rehabilitation	Henson SNF Operations, LLC, a Kentucky limited liability company
945 West Russell Street, Elkhorn City, KY 41522	945 West Russell Street, LLC, an Indiana limited liability company	Elkhorn Health & Rehabilitation	Elkhorn SNF Operations, LLC, a Kentucky limited liability company
11515 Troost Avenue, Kansas City, MO 64131	11515 Troost Avenue, LLC, an Indiana limited liability company	Bridgewood Health Care Center	Bridgewood Health Care Center, L.L.C., a Missouri limited liability company
3090 Five Points Hartford Road, Fowler, OH 44418	3090 Five Points Hartford Road Realty, LLC, an Indiana limited liability company	Concord Care Center of Hartford	Continent Health Company of Hartford LLC (d/b/a Meadowbrook Manor), an Ohio limited liability company
3121 Glanzman Rd., Toledo, OH 43614	3121 Glanzman Road Realty, LLC, an Indiana limited liability company	Concord Care Center of Toledo	Continent Health Company of Toledo LLC (d/b/a Concord Care Center of Toledo), an Ohio limited liability company
4250 Sodom Hutchings Rd, Cortland, OH 44410	4250 Sodom Hutchings Road Realty, LLC, an Indiana limited liability company	Concord Care Center of Cortland	Continent Health Company of Cortland LLC (d/b/a Concord Care Center of Cortland), an Ohio limited liability company
620 W Strub Rd, Sandusky, OH 44870	620 West Strub Road Realty, LLC, an Indiana limited liability company	Concord Care and Rehabilitation Center	Continent Health Company of Sandusky LLC (d/b/a Concord Care and Rehabilitation Center), an Ohio limited liability company
8200-8210 National Ave, Midwest City, OK 73110	8200 National Avenue Realty, LLC, an Indiana limited liability company	Midwest Specialty Hospital, LLC dba Inspire Specialty Hospital	Landmark of Midwest City Specialty Hospital, LLC, an Oklahoma limited liability company
1621 Coit Road, Plano, TX 75075	1621 Coit Road Realty, LLC, an Indiana limited liability company	Landmark of Plano Rehabilitation and Nursing Center	Landmark of Plano Rehabilitation and Nursing Center, LLC, a Texas limited liability company

SCHEDULE 2.7(a)

Loan Allocation

Real Estate	Real Estate Company	Loan Allocation
253 Bradington Drive, Columbia, IL 62236	253 Bradington Drive, LLC	$1,742,756.67
3523 Wickenhauser Ave., Alton, IL 62002	3523 Wickenhauser, LLC	$2,651,479.79
300 Fairgrounds Road, Tipton, IN 46072	300 Fairgrounds Road, LLC	$7,546,758.78
1155 Eastern Parkway, Louisville, KY 40214	1155 Eastern Parkway, LLC	$34,855,133.35
203 Bruce Court, Danville, KY 40422	203 Bruce Court, LLC	$15,622,568.70
945 West Russell Street, Elkhorn City, KY 41522	945 West Russell Street, LLC	$14,813,431.67
11515 Troost Avenue, Kansas City, MO 64131	11515 Troost Avenue, LLC	$10,574,798.50
3090 Five Points Hartford Road, Fowler, OH 44418	3090 Five Points Hartford Road Realty, LLC	$1,556,032.74
3121 Glanzman Rd., Toledo, OH 43614	3121 Glanzman Road Realty, LLC	$2,365,169.76
4250 Sodom Hutchings Rd, Cortland, OH 44410	4250 Sodom Hutchings Road Realty, LLC	$1,431,550.12
620 W Strub Rd, Sandusky, OH 44870	620 West Strub Road Realty, LLC	$1,431,550.12
8200-8210 National Ave, Midwest City, OK 73110	8200 National Avenue Realty, LLC	$1,425,325.99
1621 Coit Road, Plano, TX 75075	1621 Coit Road Realty, LLC	$3,983,443.81